As filed with the U.S. Securities and Exchange Commission on February 11, 1999

                      Registration No. 333 - ______________
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  ------------

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   -----------

                                  SYTRON, INC.
                 (Name of Small Business Issuer in Its Charter)

        Pennsylvania                       3600                  22-3200841
(State or  Jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)  Classification Code Number)  Identification No.)

                                           -----------

                              2770 Industrial Lane
                           Broomfield, Colorado 80020
                                 (303) 469-6100
          (Address and telephone number of principal executive offices)

                                  ------------

                              2770 Industrial Lane
                           Broomfield, Colorado 80020
                                 (303) 469-6100
                     (Address of principal place of business
                    or intended principal place of business)

                                  ------------

                    Mitchel Feinglas, Chief Executive Officer
                              2770 Industrial Lane
                            Broomfield Colorado 80020
                                 (303) 469-6100
            (Name, address and telephone number of agent for service)

                                   ----------

                                   Copies to:

                             Andrew J. Goodman, Esq.
                              Jay J. Jacobson, Esq.
                         Bresler Goodman & Unterman, LLP
                                521 Fifth Avenue
                            New York, New York 10175
                                 (212) 661-2150

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ] ___________________


                                     CALCULATION OF REGISTRATION FEE

Title of Each Class                     Proposed Maximum     Proposed Maximum
of Securities to be    Amount to be     Offering Price Per   Aggregate Offering   Amount of
Registered             Registered       Share                Price (1)            Registration Fee (2)
----------             ----------       -----                ---------            --------------------

Common Stock,          2,249,045 shs.   $0.21875             $491,979             $625.50
$0.01 par  value

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (a).

(2) Pursuant to Rule 457(g), the registration fee has been calculated at the average of the bid and asked price as reported on the Over-the-Counter
     Bulletin Board as of February 9, 1999, which was $0.2656.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CAUTIONARY STATEMENT
                      REGARDING FORWARD LOOKING STATEMENTS

     Some of the  information  in this  Prospectus  may contain  forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this Prospectus. The risk factors noted in the "Risk Factors" section and other factors noted throughout this Prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                        CERTAIN MARKET AND INDUSTRY DATA

     The market data and industry forecasts that we refer to in this Prospectus were obtained from publicly available information and industry publications. While we believe this data and information is materially correct, we have not verified and cannot guarantee it.

                 USE OF CERTAIN TERMS AND FINANCIAL INFORMATION

     Unless the context otherwise requires, as used in this Prospectus, the terms "we," "Sytron," "Company" or "Issuer" refer to Sytron, Inc. and its subsidiaries.

                 Subject to Completion, Dated February 10, 1999

The information in this prospectus is not complete and may be changed. We may complete or amend this prospectus without notice. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                   Prospectus

                                  SYTRON, INC.

                        2,249,045 shares of Common Stock

                              --------------------

     *    339,712   Shares held by Crescent International Limited.

     *    826,000   Shares  issuable upon  exercise of certain  warrants held by
                    Crescent International Limited. at exercise prices ranging generally from $0.010 to $3.375 per share

     *    933,333   Shares issuable to Crescent  International  Limited pursuant to a Convertible Promissory Note

     *    150,000   Shares  issuable  to  Crescent  International  Limited  as a commitment fee

                              --------------------

                                 Trading Symbol:
                         NASD OTC Bulletin Board - SITR

                    ----------------------------------------


You Should Consider Carefully The Risk Factors Beginning on Page 6 Of This Prospectus.

Neither The SEC Nor Any State Securities Commission Has Approved These Securities Or Determined That This Prospectus Is Accurate Or Complete. Any Representation To The Contrary Is A Criminal Offense.

                               February 10, 1999.

                               PROSPECTUS SUMMARY

     This brief summary highlights selected information from the Prospectus. It does not contain all of the information that is important to you. We urge you to read the entire Prospectus before considering investing in any common stock of our Company.

The Company

     Sytron, Inc. ("We" or the "Company") provides security and access control devices, systems and services intended for commercial, industrial and governmental end-users. We derive our revenues from the sale of products and services to customers who use such access control and secure operations for a variety of facilities, including commercial and industrial buildings, campuses, prisons, airports, and garages and parking areas. Our main product categories include magnetic and radio frequency card readers and encoders; security system communication devices, and local stations; high security portals; integrated facilities management software; and parking facilities control equipment.

     A February, 1996 report by Lehman Brothers identified the access control segment of the nonresidential security market, and estimated 1995 sales at $1.1 billion. The majority of that sum ($600 million) was estimated as spent on traditional cards, readers, locks, intercoms, and other "door peripherals". Growth rate for this segment was estimated at 10% per year. A second major segment of the market ($400 million) is comprised of new access control technologies, such as biometric photo ID, radio frequency ID, and a computer access system. This segment is seen as growing at an estimated 20% annually. The third and smallest segment ($100 million) is comprised of software driven security access systems which form the common database integrating subsystems. The growth rate for this segment was called very rapid.

     We think there are several factors behind the growth in the markets we serve. First, we believe that commercial and industrial companies are investing in security products and services to confront their security concerns. Second, insurance against certain risks (or other limits on coverage) is becoming more difficult to obtain. Third, there is a growing concern about harm to employees through workplace violence. Fourth, companies are concerned about potential liability resulting from criminal or terrorist actions.

     We formed the Company in 1992 as a Pennsylvania corporation under the name of MHB Technology, Inc. We adopted our present name in August, 1995. Beginning at about that date, we began to grow through a series of acquisitions of smaller, independent producers or developers of security devices. These smaller companies make up the Company's operating subsidiaries. The material subsidiaries are Dorado Systems Corporation ("Dorado"), and Sytron Security Group, Inc.("SSG").

     Our business strategy has been:

          * to market our products and services through independent sales representatives and a variety of other distribution channels;

          *    to develop  product and system  upgrades and peripheral  devices;
               and

          * to continue acquiring smaller independent producers of commercial security products.

The Company's principal offices and its manufacturing and assembly facilities are at 2770 Industrial Lane, Broomfield, Colorado, 80020. Our telephone number is (303) 469-6100.

The Offering

     The Offering is made only by Crescent International Limited. (We sometimes refer to that company as "Crescent" or the "Selling Stockholder".) It consists of an aggregate of 2,249,045 shares of $0.01 par value common stock of Sytron, Inc. The shares of Common Stock being registered for resale hereunder are sometimes referred to as the "Shares. All of the Shares have been issued to or are issuable under certain circumstances to Crescent as follows:

     *    339,712 shares

     166,667 of these shares have been purchased for cash by Crescent in connection with its financing efforts on behalf of the Company. The balance of these shares have been issued to Crescent as payment of fees for its financing services. (See "Crescent Financing").

     *    826,000 shares

     These shares are issuable upon the exercise of certain outstanding warrants to purchase shares of Common Stock held by Crescent. The exercise prices for such warrants range from $0.01 per share (for 726,000 shares) to $3.375 per share (for 100,000 shares). See "Crescent Financing," "Selling Stockholder," "Principal Stockholders" and "Certain Transactions". If all such warrants were exercised, the aggregate proceeds from such exercise would be approximately $ 344,760 and, if realized, will be added to the Company's working capital. See "Use of Proceeds".

     *    933,333 shares

     These shares are issuable upon the conversion of a $350,000 convertible promissory note. The conversion formula in the note is the lower of $0.8125 per share and eighty five (85%) percent of Market Price (a defined term), but subject to a minimum conversion price until July 15, 1999 of $0.375 per share.

If the entire note is converted before July 15, 1999 at the minimum conversion price, the Company will be obligated to issue 933,333 shares of its common stock. See "Crescent Financing," "Selling Stockholder," "Principal Stockholders" and "Certain Transactions".

     *    150,000 shares

     The Company is required to issue shares to Crescent at six month intervals as a commitment fee for continuing to make financing available. (See "Crescent Financing"). The precise number of shares issuable by the Company will depend on a formula. The principal variables of the formula are the Market Price (as defined) of the Common Stock, and the unpaid outstanding balance on the convertible promissory notes.

     We will not receive any proceeds from the sale of Shares by the Selling Stockholder, other than proceeds from any exercise of Warrants. If we do receive any proceeds, we intend to use them for general working capital.

Summary Financial Data

     The summary financial data presented below should be read in conjunction with the Consolidated Financial Statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations", both of which are included in this Prospectus. Note 15 to the Consolidated Financial Statements discusses Sytron's ability to continue as a going concern.

Statement of Operations Data

                                                      Year Ended September 30,
                                                      ------------------------
                                                         1997           1998
                                                         ----           ----

Sales                                                $ 4,264,800    $ 5,087,100
Cost of Sales                                          2,375,100      2,898,900
                                                     -----------   -----------
Gross Profit                                           1,989,700      2,188,200

Sales and Marketing                                      893,400      1,044,400
General and Administrative                             1,593,900      1,669,100
Research and Development                                 652,500        769,200
Loss from Operations                                  (1,150,100)    (1,294,500)

Interest Expense                                        (859,900)      (304,800)
Other income (expense)                                     1,400       (155,300)
Loss on asset disposal                                               (1,322,000)
Obsolete inventory loss                                                (827,700)
                                                      -----------   -----------

Loss before extraordinary item                        (2,006,500)    (3,904,300)

Income from debt release                                                217,500
                                                      -----------   -----------
Net Loss                                             $(2,006,500)   $(3,686,900)

Basic Income (Loss) per share
Before extraordinary item                              $   (0.61)    $   (0.84)
Extraordinary item                                                        0.05
Net (Loss)                                                 (0.61)        (0.79)
Shares on which computed                               3,273,194      4,647,259

Fully Diluted Income (Loss) per share
Before extraordinary item                              $   (0.39)    $   (0.47)
Extraordinary item                                                        0.03
Net (Loss)                                                 (0.39)        (0.44)
Shares on which computed                               5,164,657      8,391,684

Balance Sheet Data
                                                       As at September 30,
                                                       -------------------
                                                   1997                 1998
                                                   ----                 ----

Cash and equivalents                            $    99,200         $    22,800
Working capital (deficit)                        (1,371,000)         (1,977,400)
Total Assets                                      4,723,700           3,537,300
Total Liabilities                                 3,800,400           4,345,000
Stockholders' Equity                                923,300            (807,700)

                                  RISK FACTORS

     Before you consider purchasing any Common Stock offered in this Prospectus, you should carefully consider all of the following risk factors with the rest of the Prospectus. We do not consider this list of risk factors as an exhaustive list. This Prospectus also contains forward- looking statements that are based on current expectations and information available to the Company on the date of the Prospectus. We assume no obligation to update any such forward- looking statements. These forward-looking statements involve risks and uncertainties, including those below and others not listed. Our actual results could differ materially from those anticipated in such forward-looking statements.

Continuing Net Losses from Operations to Date

     Since Sytron's founding in November 1992, it has generated aggregate losses through September 30, 1998 of ($11,900,110). Our audited financial statements for the fiscal year ended September 30, 1998, show a loss before extraordinary items of ($3,904,335) based on sales of $5,087,136 for the period. After giving effect to $217,483 of income from the release of certain debt, our net loss was ($3,686,852). Our net loss per share was ($0.84) before giving effect to the income from the release of debt, and ($0.79) after giving effect to that extraordinary item. We expect to continue to incur losses during the first half of the fiscal year ending September 30, 1999. Our ability to achieve a profitable level of operations will depend in large part on increasing our revenues by expanding the acceptance of our products and services in the market, by increasing our capital to support expanded inventories and receivables, and by reducing costs and expenses of our operations. We can give no assurance that Sytron will ever achieve profitable operations.

Sytron as a Going Concern

     Note 15 of our Consolidated Financial Statements discusses our ability to continue as a going concern. Our audited financial statements have been prepared on the assumption that we will continue as a going concern. The Company's recurring operating losses and a working capital deficiency raise substantial doubt about the Company's ability to continue as a going concern. We have undertaken a plan to restructure our operations, to reduce our overhead, to obtain additional financing and to achieve sufficient cash flow to meet our current obligations. While management believes that such a plan is attainable, there can be no assurance that such plan will be realized as contemplated or that the Company will achieve profitable operations.

     Management feels that Sytron would achieve operating profits and positive cash flow if operated for maximum return in its current form. Prior to the current fiscal year, however, that had not been our strategy. In the long term, we are committed to being a provider both of security and of parking services and products. We plan to do this by developing products ourselves, and by acquiring companies with complementary products and/or distribution networks. Many of these acquisitions are young companies with limited cash flow and a need for capital to realize their potential. Before the 1999 fiscal year, as Sytron was acquiring young businesses, we have incurred greater spending, and sacrificed current profit opportunities for future growth opportunities. For 1999, however, we plan to avoid new acquisitions, and to focus on achieving a profit and a positive cash flow.

     There can be no assurance that we will be successful in raising sufficient cash to meet our current obligations, or that we will achieve profitable operations. We urge prospective investors to review Sytron's discussion of its plans both at Note 15 to the Consolidated Financial Statements and at "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Prospectus.

Need for Additional Financing; Working Capital Deficit

     From May, 1998 through January 31, 1999, the Company sold Common Stock and the first of two Convertible Promissory Notes to Crescent International Limited ("Crescent") in private placements, receiving net proceeds of $478,501 from the two financings. (See "Crescent Financing"). In addition, from April 30, 1998 through June 15, 1998, Sytron sold 700,000 shares of Common Stock to an institutional investor for $580,375, of which $310,000 was paid in cash and $269,625 is represented by a note. As a result of the Company's continuing losses from continuing operations in 1998, the Company had a working capital deficit of ($1,977,435) as of September 30, 1998 and before taking into account the issuance of the first of the Convertible Promissory Notes in January of 1999. The Company will need additional equity or debt financing to sustain its present operating levels, but even with the opportunity to sell an additional Convertible Promissory Note to Crescent, there is no assurance that adequate financing will be available on terms acceptable to the Company, or on any terms. The Company's business and operations will be materially and adversely affected if it is unable to obtain a level of financing and working capital commensurate with the level of its revenues.

No Funding From This Offering; Uncertainty of Additional Funding.

     The securities we are offering through this Prospectus will provide no equity capital to us, unless Crescent exercises its rights under its warrants, or we issue shares to Crescent pursuant to the Convertible Promissory Notes. There can be no assurance that any of these circumstances will occur.

     Sytron needs to continue to invest significant amounts of capital in its operations and to refinance maturing debt. Based on our current operating plan, we anticipate that we will require additional financing in the very near future. Historically, we have been dependent on private debt and equity financing. Additional financing may be either debt, equity or a combination of both debt and equity. There can be no assurance that we will be able to secure additional debt or equity financing or that any such financing will be available on favorable terms, or on any terms. If we are unable to obtain such additional financing, our ability to repay our debts and our ability to maintain our current level of operations will be materially and adversely affected. In such event, we will be required to reduce our overall expenditures, including our research and development activities, and may default on our obligations. (For a more extensive discussion of this topic, please see "Management's Discussion and Analysis of Financial Condition and Results of Operation".)

Limited Ability for Secured Borrowing

     We will be limited in our ability to obtain future secured loans from potential lenders because we have already granted security interests in almost all of our assets, including our inventory to Crescent and our accounts receivable to other lenders. It is unlikely that we will be able to use our proprietary technology to secure any loans. (See "Certain Transactions")

Limited Sales Force and Channels of Distribution

     Our security system products and services are not aimed at consumers, but are targeted to owners, operators and developers of commercial and institutional facilities. We must offer and sell our services and products both to owners and managers of existing structures and facilities, and to the owners, designers and financial institutions involved in the development of structures and facilities now being planned or built. We have only a limited number of sales and marketing employees. In order to cover additional market areas and to increase our revenues, we will need to expand our marketing and sales resources. We cannot assure that we will be able to do this, particularly in light of our present financial resources. The failure to expand our sales would have a material adverse effect on our business. (See "Business -- Marketing").

Competition in Security Systems and Services Market

     The market both for security and for parking systems services and products is intensely competitive. Since there are no substantial barriers to enter the market, we believe competition in this market will intensify. We think the principal competitive factors in these markets are name recognition, performance, ease of use and functionality of products. Right now, the market for our services and products is changing rapidly. The market is characterized by an increasing number of entrants who have introduced or developed services and products for use in the industry. As a result, our products and our services may undergo substantial changes as we react to competition. We currently compete against other regional firms and nationally represented companies which develop, design and manufacture security electronics and related products. Many of our competitors have much greater financial, technical, human, and marketing resources than we do. There is no assurance that we can compete successfully against these competitors. (See "Business -- Competition").

Technological Change and Risk of Obsolescence

     The high technology products Sytron offers, such as computer-based security access systems containing microelectronics, and computer hardware and software, are subject to rapid and significant technological change. Competitors who develop more effective and efficient technology may render our technology and products obsolete. Thus, our future success will depend in part on our ability to adapt to rapidly changing technologies, to adjust our services and products to evolving industry standards, and to continue to improve the performance, qualities and reliability of our services and products. We must do so not only to meet the demands of the marketplace, but also to keep pace with competitive service and product offerings. There can be no assurance that we will successfully meet these requirements. Our failure to adapt to such changes would have a material adverse effect on our business.

Technology Protection and Proprietary Rights

     Sytron regards its technology as its property and attempts to protect it through trade secret laws, restrictions on disclosure and other methods. We enter confidentiality agreements with our employees and contractors, and we try to control access to and distribution of our documents and proprietary technology. However, the steps we have taken may not prevent misappropriation or infringement of our proprietary technology. Thus, we are exposed to the risk that others may use our technology and processes without redress. We can also offer no assurance that our technology or processes will not be found to infringe upon the patents and proprietary technology of others.

Management of Growth and Integration of Acquisitions

     For Sytron to expand rapidly, to offer its services and products successfully, and to implement our business plan, we need effective planning and management. Our future performance and profitability will depend on many factors. We must successfully maintain existing customer relationships; effectively market expanded service capabilities; keep up a consistent high quality of service; recruit, train, motivate and retain qualified personnel; and integrate our existing business operations with those of our recent and future acquisitions. We can not be certain that we will either maintain or accelerate Sytron's growth or that we will anticipate all of the changing demands that expanding operations will impose on our management, financial systems and management information systems. Any failure by us to do so could have a material adverse effect on Sytron's business.

No Dividends

     Sytron has not paid cash dividends on its Common Stock. We do not anticipate the payment of cash dividends in the future. We currently intend to retain all of our earnings, if any, to finance the development and expansion of our business. (See "Dividend Policy").

Dependence on Key Personnel

     We are substantially dependent for the success of our operations on the expertise and personal efforts of Mitchel Feinglas, Chief Executive Officer, and Robert Howard, President. The loss of the services of either Mr. Feinglas or Mr. Howard would have a material adverse effect on Sytron. Each is engaged pursuant to a contract that will expire in 2000. Our success is also dependent upon our ability to hire and retain qualified personnel. We can make no assurances that we can hire or retain such necessary personnel.

Relation with Private Capital Group, Ltd.; Potential Conflicts of Interest.

     Mr. Feinglas is President of Private Capital Group, Ltd. That company is both a shareholder and a creditor of Sytron. It is also the company that makes Mr. Feinglas' services available to us through a consulting contract. Mr. Feinglas' responsibilities to Private Capital Group, Ltd. may have a material adverse effect on Sytron. In addition, Mr. Feinglas may have a conflict of interest with respect to business opportunities presented to him. Mr. Feinglas makes no assurance that such business opportunities will first be offered to Sytron rather than to Private Capital Group, Ltd. See "Management" and "Certain Transactions".

Limited Trading Market for Common Stock.

     As of the date of this Prospectus, Sytron Common Stock is traded on the "Electronic Bulletin Board" operated by the National Association of Securities Dealers, Inc. (the "NASD") under the symbol "SITR." The Electronic Bulletin Board is a more limited trading market than the NASDAQ SmallCap Market and timely, accurate quotations as to the price of the Common Stock may not always be available. You may expect that trading volume will continue to be low in such market. Consequently, the activity of only a few shares may affect the market and may result in wide swings in price and in volume. Sytron intends to file an application to cause its securities to be listed on the NASDAQ SmallCap Market when it is able to qualify for such a listing. Among the primary standards we must meet to qualify for the NASDAQ SmallCap Market is a bid price of $4.00 per share, with 1,000,000 publicly held shares, which shares shall have a market value of $5,000,000. The Company must also have a net tangible assets of $4,000,000, market capitalization of $50,000,000 or net income of $750,000 in the most recent completed fiscal year or in two of the last three most recently completed fiscal years. We are not currently able to meet such standards, and there is no assurance that the we will meet or be able to maintain such standards in the future.

Penny Stock Regulations.

     The Securities and Exchange Commission has adopted rules that define a "penny stock," as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approves a person's account for transactions in penny stocks; and (ii) the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. To approve a person's account for transactions in penny stocks, the broker or dealer must (a) obtain financial information, investment experience and objectives of the person; (b) make a reasonable determination that the transactions in penny stocks are suitable for that person; and (c) make a further reasonable determination that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     Before any transaction in a penny stock, the broker or dealer must also deliver a disclosure schedule prepared by the SEC relating to the penny stock market. In highlight form, the schedule (y) sets forth the basis on which the broker or dealer made the suitability determination; and (z) requires that the broker or dealer received a signed, written agreement from the investor before the transaction. The broker or dealer must also disclose the risks of investing in penny stocks in both public offering and in secondary trading, commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent to the investor both to disclose recent price information for the penny stock held in the account and to supply information on the limited market in penny stocks.

     These penny stock restrictions apply to the Company's common stock. The additional burdens imposed on broker/dealers by such requirements may discourage broker/dealers from effecting transactions in the Common Stock. That, in turn, could materially adversely affect the market price severely limit liquidity of the Common Stock and the ability of purchasers in this offering to sell Common Stock in the secondary market.

Continued Influence of Present Management.

     Sytron's officers and directors hold 26.68% of the Common shares issued. Upon issuance of all of the shares herein registered for warrants, for conversion of the Converitble Promissory Notes, and for commitment fees, and upon the exercise by the officers and directors (or by affiliates of one or more of them) of all of the options and warrants held by them, the officers and directors would hold 37.87% of all of the then-outstanding Common shares. Consequently, management can continue to exercise influence in the election of all of the Company's Board of Directors and in all matters requiring approval of the shareholders of the Company, including approval of significant corporate transactions. (See "Principal Shareholders").

Potential Adverse Effect of Exercise of Additional Warrants and Options

     Future sales of a substantial number of shares of Common Stock of Sytron in the public market could adversely affect the market price of the Common Stock. It could also impair our ability to raise capital through subsequent offerings of securities. The existence of options and warrants may make it more difficult for us to raise capital when necessary and may depress the market price of Sytron's Common Stock in any market that may develop for such securities.

Potential Adverse Effect of Common Stock Issuances

     During the fiscal year ending September 30, 1998, Sytron issued 2,296,873 shares of common stock. These shares were issued (i) on the conversion of some of the Company's outstanding debt, (ii) for cash, (iii) to acquire the net assets of Nautica Security Group, Inc., (iv) for services rendered by employees and by consultants, and (v) to creditors for certain forbearances by creditors. We intend to continue to issue unregistered, legended common stock for such purposes to conserve our cash resources. Issuing common stock for these purposes may make it more difficult for us to raise capital when necessary. Such issuances may also depress the market price of Sytron's Common Stock in any market that may develop for such securities.

Effect of Additional Shares Traded

     The shares included in the registration statement of which this Prospectus forms a part have not previously been registered and available for public sale. Assuming, at the date of this Prospectus, (i) that the $350,000 Convertible Promissory Note is converted by Crescent into common stock at the lowest possible conversion price, (ii) that Crescent exercises all of its warrants, regardless of the fact that the exercise price for 100,000 of the warrants is significantly higher than the closing bid of $0.21875 per share of the stock on February 1, 1999, and (iii) that all shares being registered for commitment fees are issued to Crescent, there would be a total of 8,669,262 shares of Common Stock outstanding. The 2,249,045 shares owned by Crescent and being registered hereunder will represent 26.1% of the total number of shares of Common Stock to be then issued and outstanding. Future sales of significant numbers of shares of Common Stock in the public market, especially if such shares are sold while the shares being registered under this Prospectus remain unsold, could have a depressing effect on the prevailing market price of the Common Stock. That might also adversely affect the Company's ability to raise capital through subsequent offerings of securities. (Assuming that all Crescent warrants are exercised at their stated exercise prices, the Company would realize aggregate proceeds of approximately $344,760 from such exercise.)

Potential Adverse Effects of Preferred Stock

     Sytron's Board of Directors is authorized to issue 10,000,000 shares of Preferred Stock. They determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. For example, the holders of Preferred Stock may have the right to convert their shares to Common Stock. The issuance of Preferred Stock could also have the effect of delaying, deferring or preventing a change in control of Sytron. At present, Sytron could consummate any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the Preferred Stock. We have no present plan to issue shares of Preferred Stock. The existence of Preferred Stock may make it more difficult for the Company to raise capital when necessary and may depress the market price of Sytron's Common Stock in any market that may develop for such securities. See "Description of Securities."

Dependence on Third-Party Suppliers

     Sytron is dependent on third-party suppliers for the various component parts of its products. Although we believe there are alternative sources for these component parts, the failure of our current suppliers to supply such component parts or the absence of readily available alternative sources could have a material adverse effect on us, including delaying the implementation of our business plan to achieve profitability. Sytron does not have supply contracts with any third-party suppliers and purchases components pursuant to purchase orders placed from time to time. See "Business."

Year 2000 Compliance

     Many existing computer programs use only two digits to identify a year in the date field. Programmers designed and developed these programs without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by, at or after the year 2000. "Year 2000" issues affect virtually all companies and organizations, including Sytron.

     Sytron's critical internal information systems and programs have been provided by third party vendors. We have inquired of these vendors and received specific assurances that systems we use from them are Year 2000 compliant.

     All of the systems we have developed for our customers currently use four digits for identifying the year in dates rather than two digits. Recent follow-up testing that we have conducted in 1998 and earlier in 1999 has confirmed that for us. However, our products and services have not always been Y2K compliant. Even where our products are Y2K compliant, other aspects of a customer's system (such as the customer's computer and operating system) must also be Y2K compliant in order to function without damage or interruption. While we expect that our precautionary measures will reduce or eliminate any significant impact within Sytron of "Year 2000" issues, there is no assurance this will be the case. In addition, there is no assurance that "Year 2000" problems that may be experienced by our customers or suppliers will not have a negative impact on Sytron.

                               CRESCENT FINANCING

     Since May of 1998, Crescent International Limited ("Crescent") has been the primary source of financing for the Company. Two transactions have taken place. In May of 1998 (the "May transaction"), the Company sold to Crescent for $250,000 in cash, 166,667 shares of Common Stock, and a Warrant to acquire an additional 100,000 shares of Common Stock at a price of $3.375 per share. Rights under the May transaction Warrant expire in May of 2003. Under the May transaction, the Company had the conditional right to sell additional shares to Crescent. Sytron also had an obligation to file a registration statement for all of the shares issued and issuable to Crescent under the various aspects of the May transaction. The Company was not able to meet its obligations. As a result both of that failure, and of the fall in the price of the Company's common stock on the market on which that stock is traded, the Company was unable to comply with the conditions underlying its right to sell to Crescent certain additional shares of stock. In the autumn of 1998, the Company and Crescent agreed to terminate the May transaction, and to replace it with a revised financing arrangement (the "January transaction").

     The January transaction closed on January 15, 1999. It involves (i) the sale to Crescent by the Company of a Convertible Promissory Note with a face amount of $350,000 (the "First Note"), and the conditional right to sell to Crescent a second Convertible Promissory Note in the face amount of $400,000 (the "Second Note"); (ii) the issuance of 73,045 shares to Crescent as a commitment fee for entering into the January transaction, and the Company's agreement to issue an additional number of shares every six months to Crescent so long as any portion of the First Note or the Second Note remains unpaid;
(iii) the sale to Crescent of 100,000 shares for an aggregate of $1.00; (iv) the issuance to Crescent of a Warrant (the "Additional Warrant") to purchase up to 726,000 shares from the Company for $0.01 per share; and (v) the payment by Sytron to Crescent of a Note Issuance Fee of $10,500 in cash. The Convertible Promissory Notes are secured by a first lien on the Company's inventory. Each
Note is convertible in $50,000 minimum segments at any time into the Company's common stock.

     In the January transaction, share price formulas are part of the First Note, the Additional Warrant, and the commitment fee. These formulas determine the precise number of Sytron common shares that are required to be issued to Crescent. Each formula is based on "Market Price". "Market Price" is defined, for purposes of the January transaction, as the lowest three consecutive trading day average of bid prices for the Company's common stock during the thirty trading days before the date on which Market Price is determined.

     The conversion formula in the First Note is the lower of $0.8125 per share and eighty five (85%) percent of Market Price, but subject to a minimum conversion price until July 15, 1999 of $0.375 per share. If the entire First
Note is converted before July 15, 1999 at the minimum conversion price, the Company would be obligated to issue 933,333 shares of its common stock. If the entire First Note is converted at any time the Market Price has risen to more than $0.96 a share, the Company would be obligated to issue 430,769 shares of its common stock. The fewest number of shares of common stock that the Company is obligated to issue on conversion of the First Note is 430,769.

     The precise number of shares Crescent may acquire under the Additional Warrant is also determined by a formula. This formula is designed to reduce the number of shares Crescent may acquire as the Market Price of the Company's common stock on the effective date of this registration statement increases. If the Market Price on that effective date is $0.28 per share or lower, then Crescent may acquire all 726,000 shares for $0.01 per share. But if, for example, the Market Price on that effective date is $0.38 per share, then Crescent's right to acquire shares under the Additional Warrant is reduced to 491,228 shares, at a price of $0.01 per share.

     The number of shares issuable each six months as a continuing commitment fee is also based on Market Price on the date before the commitment fee is payable. Shares are issuable if there is an unpaid balance under either of the Convertible Promissory Notes. Five (5%) percent of the unpaid balance of the Convertible Promissory Notes is divided by the Market Price, and the quotient is the number of additional shares that the Company is required to issue.

     The First Note may not be converted into Sytron common stock, and the Additional Warrant may not be exercised to acquire Sytron common stock if, by reason of the conversion (of the First Note) or the exercise (of the Additional Warrant), Crescent would own (beneficially and through Crescent affiliates) more than 9.9% of the outstanding shares of Sytron common stock.

     As part of the January transaction, the Company agreed to file an initial registration statement with the SEC. This registration statement is being filed to carry out that obligation. This registration statement covers, from the May transaction, both the 166,667 shares of common stock, and 100,000 shares of common stock that are issuable if Crescent exercises the May transaction Warrant. This registration statement also covers, from the January transaction, 73,045 shares issued to Crescent as a commitment fee and an estimated 150,000 additional shares that may be issued as a commitment fee over the next twelve months; 100,000 shares sold to Crescent for $1.00 in the aggregate; 933,333 shares which may be issued to Crescent on its conversion of the First Note at the stated minimum price before July 15, 1999; and 726,000 shares which may be issuable to Crescent on its exercise of its rights to acquire shares at the lowest agreed price pursuant to the Additional Warrant. Thus, this registration statement seeks to register 2,249,045 shares of Sytron common stock.


                         DETERMINATION OF OFFERING PRICE

     No offering price has been established by Sytron since it is not offering any shares for sale. Crescent is not an underwriter for or on behalf of the Company.

                                    DILUTION

     All shares being offered in this registration statement are being offered by Crescent, and no shares are being offered by the Company.

                                 USE OF PROCEEDS

     The Shares of Common Stock being offered hereby are for the account of Crescent. Accordingly, the Company will not receive any of the proceeds from the sale of the Shares by Crescent. See "Selling Stockholder."

     The Company will receive, as payment for the purchase of certain of the Shares offered hereby, the exercise price of any Warrants exercised by Crescent. If received, such payments will be added by the Company to its working capital. The Company anticipates the exercise of a warrant to acquire 726,000 shares at a price of $0.01 per share for a net payment of $7,260. Since the exercise price of the remaining warrant is substantially above the current market price of the Common Stock (which averaged $0.21875 per share on the NASDAQ Bulletin Board on February 1, 1999), the Company does not anticipate the present exercise of that warrant. In the unlikely event that all of the warrants are exercised, the aggregate payments to the Company from such exercise would be approximately $344,760.


                               SELLING STOCKHOLDER

     The following table sets forth certain information with respect to shares offered by the Selling Stockholder. The number of shares that may actually be sold by the Selling Stockholder will be determined by such Selling Stockholder, and may depend upon a number of factors, including, among other things, the market price of the Common Stock from time to time. The table below sets forth information as of February 5, 1999 concerning the beneficial ownership of shares held by the Selling Stockholder, including separately tabulated information concerning shares of Common Stock issuable upon (i) exercise of certain Warrants; (ii) conversion of the First Note; and payment of a commitment fee in connection with the January transaction. (See "Crescent Financing")


                         Shares of common stock      Shares of common stock       Shares of common stock
                         owned before offering (1)   offered in the offering (2)  owned after offering (2)
----------------------------------------------------------------------------------------------------------
Issued Common Stock            339,712                       339,712                      0
----------------------------------------------------------------------------------------------------------
Common Stock Issuable
upon:
----------------------------------------------------------------------------------------------------------
Exercise of Additional
Warrant at $0.01 per           726,000                       726,000                      0
share
----------------------------------------------------------------------------------------------------------
Exercise of May
Transaction Warrant at         100,000                       100,000                      0
$3.375 per share
----------------------------------------------------------------------------------------------------------
Conversion of  First Note      933,333                       933,333                      0
(3)
----------------------------------------------------------------------------------------------------------
Payment of Commitment
Fee (4)                        150,000                       150,000                      0
                              ========                     =========
----------------------------------------------------------------------------------------------------------
TOTALS                       2,249,045                     2,249,045                      0


                                      -16-

     (1) The shares enumerated in this column assume that the Selling Stockholder will exercise all of its rights to purchase warrant shares and to convert the First Note into shares. It is further assumed that the Selling Stockholder will receive the commitment fee estimated below.

     (2) Because the Selling Stockholders may sell all, some or none of the shares held, and because the offering contemplated by this Prospectus is not being underwritten, no estimate can be given as to the number of shares that will be held by the Selling Stockholder upon or prior to termination of this offering. However, for purposes of the above table, it is assumed that all shares offered hereby will be sold. See "Plan of Distribution."

     (3) The conversion formula in the First Note is the lower of $0.8125 per share and eighty five (85%) percent of Market Price, but subject to a minimum conversion price until July 15, 1999 of $0.375 per share. If the entire First Note is converted before July 15, 1999 at the minimum conversion price, the Company would be obligated to issue a maximum of 933,333 shares upon such conversion. If the entire First Note is converted at any time the Market Price has risen to more than $0.96 a share, the Company would be obligated to issue 430,769 shares of its common stock. The fewest number of shares of common stock that the Company is obligated to issue on conversion of the First Note is 430,769.

     (4) Estimated

Sytron will not receive any of the proceeds from the sales of the Common Stock by the Selling Stockholder except to the extent that Crescent exercises a warrant prior to selling any Common Stock. There is no assurance that any of the Warrants will be exercised by Crescent. The Company will incur costs of approximately $20,000 in connection with the registration of the Common Stock underlying the Warrants, and of approximately $65,000 in connection with the preparation, printing and filing of the registration statement of which this prospectus is a part.

                                 DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. The Company currently intends to retain any future earnings for the operation and expansion of the Company's business. Any determination to pay dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, restrictions imposed by any applicable law and other factors deemed relevant by the Board of Directors. Furthermore, the Company and its subsidiaries are restricted from paying dividends under certain of the Company's credit and capital lease agreements. See "Risk Factors-No Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operation- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the Company's capitalization as of September 30, 1998. This table should be read in conjunction with the Company's
Consolidated Financial Statements and Notes thereto beginning at page F-1 of this Prospectus.

                                                                  Audited
                                                            September 30, 1998
                                                            ------------------

Current Liabilities                                            $  3,650,778

Long-Term Debt                                                      694,220

Total Liabilities                                                 4,344,998

Preferred Stock, no par value:                                          -0-
    10,000,000 shares authorized, no
    shares issued and outstanding

Common Stock, $0.01 par value:                                       59,035
    20,000,000 shares authorized,
    5,903,537 issued and outstanding
    at September 30, 1998 (1)

Additional Paid-in Capital                                       11,303,006

Stock Subscriptions Receivable                                     (269,625)

Accumulated Deficit                                             (11,900,110)
                                                               ------------
Total Stockholders' Equity                                         (807,694)
                                                               ------------
Liabilities and Stockholders' Equity                           $  3,537,304
                                                               ============


(1) Does not include shares of Common Stock issuable (i) upon exercise of Warrants held by Crescent, (ii) upon conversion of the First Note, and (iii) as commitment fees issuable to Crescent in connection with the January transaction. See "Crescent Financing" and "Selling Stockholder".

                             SELECTED FINANCIAL DATA

     The selected financial data presented below are excerpted from the Consolidated Financial Statements for the years ended September 31, 1998 and 1997. These Consolidated Financial Statements, together with the Independent Auditors' Report of Jones, Jensen & Company, are included in this Prospectus. This selected information should be read in conjunction with the Consolidated Financial Statements and with "Management's Discussion and Analysis of Financial Condition". Note 15 to the Consolidated Financial Statements discusses the Company's plans to continue as a going concern.


Statement of Operations Data

                                                      Year Ended September 30,
                                                      ------------------------
                                                       1997             1998
                                                       ----             ----

Sales                                              $ 4,264,800      $ 5,087,100
Cost of Sales                                        2,375,100        2,898,900
                                                   -----------      -----------
Gross Profit                                         1,989,700        2,188,200

Sales and Marketing                                    893,400        1,044,400
General and Administrative                           1,593,900        1,669,100
Research and Development                               652,500          769,200
Loss from Operations                                (1,150,100)      (1,294,500)

Interest Expense                                      (859,900)        (304,800)
Other income (expense)                                   1,400         (155,300)
Loss on asset disposal                                               (1,322,000)
Obsolete inventory loss                                                (827,700)
                                                   -----------      -----------

Loss before extraordinary item                      (2,006,500)      (3,904,300)

Income from debt release                                                217,500
                                                   -----------      -----------
Net Loss                                           $(2,006,500)     $(3,686,900)

Basic Income (Loss) per share
Before extraordinary item                          $     (0.61)     $     (0.84)
Extraordinary item                                                         0.05
Net (Loss)                                               (0.61)           (0.79)
Shares on which computed                             3,273,194        4,647,259

Fully Diluted Income (Loss) per share
Before extraordinary item                          $     (0.39)     $     (0.47)
Extraordinary item                                                         0.03
Net (Loss)                                               (0.39)           (0.44)
Shares on which computed                             5,164,657        8,391,684


Balance Sheet Data
                                                        As at September 30,
                                                        -------------------
                                                       1997             1998
                                                       ----             ----

Cash and equivalents                               $    99,200      $    22,800
Working capital (deficit)                           (1,371,000)      (1,977,400)
Total Assets                                         4,723,700        3,537,300
Total Liabilities                                    3,800,400        4,345,000
Stockholders' Equity                                   923,300         (807,700)

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION


     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

General

     Sytron, Inc. was incorporated under the laws of the Commonwealth of Pennsylvania on November 9, 1992. The Company participates in the security and the parking industries. It designs, develops, assembles, sells and installs security and parking products, systems, and services. The Company operates through eight subsidiaries, two of which are in the developmental stage. From its corporate headquarters in Broomfield, Colorado, Sytron provides central financial management, administrative, and marketing services and carries out light manufacturing and product assembly for the various operating subsidiaries.

     The Company is an integrated supplier of electronic products and services, both to the security industry as a whole, and to owners and operators of commercial facilities. The Company derives its revenues from the sale of its products and services to customers including end users, security dealers, distributors, integrators, and original equipment manufacturers (OEMs). Since order lead-time and delivery expectations range significantly, from quick delivery for OEMs and distributors to long-term projects of up to 18 months with dealers and end users, it can be very difficult for the Company to predict more than a few months in advance the size and profitability of orders in a given period. Consequently, the timing of projects in any quarter could have negative impact on financial results in that quarter.

     In the fall of 1995, the Company undertook a program to acquire innovative technology from other small companies in the security business. To implement this program, the Company acquired Dorado Systems Corporation in September 1995, Mundix Control Systems, Inc. in September 1996, the assets of Campbell Engineering Company in March 1997, the assets of Point Automation, Inc. in September 1997, and the assets of Nautica Technology Group International, Inc. in June 1998. In the parking industry, the Company acquired certain assets from Stanley Parking Systems in November 1996. In October 1998, the Company acquired Law Enforcement Technologic Resources, Inc. and ECSI Construction Services, Inc. See "BUSINESS"

     The Company has suffered losses from operations during every year since 1993; however, for the 1999 fiscal year, the Company has budgeted a small operating profit. Through the first quarter of this fiscal year, the Company's results are ahead of its budget.

     Note 15 to Sytron's Consolidated Financial Statement discusses the Company's ability to continue as a going concern; these statements have been prepared on the assumption that we would continue as a going concern. Management believes Sytron would achieve operating profits and positive cash flow if operated for maximum return in its current form. Prior to the present fiscal year, however, the Company had deliberately determined to forego profits in the short term in favor of engaging in research, development, marketing and acquisition activities to support its long-range plans. Recently, however, the Company, while not abandoning its long-term growth strategy, refocused existing operations towards achieving profitability and cash flow generation.

     For 1999, the Company plans to defer new acquisitions and to focus on achieving a profit and positive cash flow. In October 1998, management reorganized Sales and Marketing to use Company resources more effectively. For fiscal 1999, the marketing focus will be on large companies, on systems integrators, and on the correctional market. At the same time, management is taking steps to reduce operating costs. These changes include personnel reductions, a renegotiated lease for less space, rationalization of the Company's product offerings, and the deferral of some product development and marketing introduction activities. See "Risk Factors"

FISCAL YEAR  ENDED SEPTEMBER 30, 1998 COMPARED TO 1997

Results of Operations

     Overall 1998 sales grew by $722,400 or 16.6% over 1997 sales. Security product sales through Sytron Systems Group (SSG) increased by $865,600 (99%) due to two main projects, the Galileo corporate security project and the Sterling, Colorado detention facility. Parking systems sales increased in 1998 over 1997 by $191,800 (24%). Dorado's reader business, impacted by the trend from magnetic card to proximity readers, declined $168,800 (8.5%). Sytron Security Systems
(SSS) declined $398,500 (50%) due, in part, to the timing of the recognition in 1997 of the very large sale to one customer, Pantex, and in part in 1998 to an inadequate dealer organization and to marketing issues in 1998. Those marketing issues have been aggressively addressed, including the addition of three new dealers in the first quarter of fiscal 1999. Nautica Security Group, acquired in May 1998, contributed sales of $40,900 in 1998.

     Gross profit in 1998 increased by $198,500 (10%) over 1997 as a result of increased sales volume. The 1998 gross profit percentage declined to 43% from 45.5% with the sales mix change. SSG, focusing on penetrating the correctional facility and large corporate market, accepted large contracts which generated cash to fund focused product enhancements and provided entry into those segments. These contracts, however, had lower gross profit percentages than were obtained on the sale of readers and other standard products.

     Operating expenses increased by $343,000 (11%) in fiscal 1998, due to growth of $116,700 (18%) in R&D, $151,100 (17%) in sales and marketing and $75,100 (5%) in administration.

     Development costs were heavy in 1998 as the commercial and correctional versions of the Maxx-Net (TM) NT based security system was introduced and Dorado's innovative universal proximity reader completed its final development stages.

     Sales and marketing expense increased with expansion of the sales force to cover the broader product line and to increase sales volume in the existing lines. Administration was affected by the integration costs and additional staff required to deal with newly acquired subsidiaries (2 in 1997 and 3 in 1998); however, the Company continued its historical pattern of holding overhead cost increases to a significantly slower pace than revenue growth.

     Interest expense in 1998 decreased $555,000 (65%) from the unusually high 1997 level. Certain debt, incurred to acquire Dorado in 1995, requires annual payment of a fixed number of Sytron common shares, in lieu of additional cash interest, as long as the debt remains outstanding. The expense recognized by the Company for the issuance of those shares varies with the quoted market value of Sytron's common stock.

     58% of the 1998 net loss was due to write downs and write offs of recorded assets. With the release of new hardware and software products, and as part of the integration of a series of acquisitions, the Company carefully reviewed the anticipated future business contribution anticipated from recorded assets and adjusted them down by $1,321,000 to estimated realizable value. The most significant asset write off was of capitalized security software, particularly versions running under OS/2, which were superseded by the newly rewritten software running under Microsoft NT (R). Similarly, inventory valuation was written down by $827,000. These values were affected by the introduction of the 386 hardware platform, as well as by a more precise measurement (facilitated by improved operating systems and personnel) of requirements for inventory held, particularly inventory obtained in past business acquisitions.

     In 1998, $217,500 of gain from extinguishing debt was recorded. As funds are available, the Company negotiates settlements of delinquent obligations, sometimes at a discount to the recorded amount payable.

     The Company had Net Operating Loss Carryforwards at September 30, 1998, of approximately $11,900,000, expiring in 2007 through 2013. However, until there is net income available to offset, this asset cannot be used, and may expire before the Company is able to take advantage of it.

Liquidity and Capital Resources

     The Company's capital requirements have been primarily for working capital and for acquisitions. Working capital consists primarily of accounts receivable and inventories, the need for which increases proportionately as the Company expands. Capital equipment expenditures were only $98,900 in FY98 and $157,800 in FY97, including the value of fixed assets contributed by acquisitions. New equipment consists primarily of computer equipment. The Company's policy is to lease rather than purchase wherever possible.

     Since 1995 the Company's policy has been to acquire companies or product lines in exchange for stock. These acquisitions may require significant capital expenses to integrate them into existing related operations, or capital to fund planned growth opportunities. The Company acquired three subsidiaries in FY98, two subsidiaries in FY97, one in FY96, and one in FY95.

     The acquired companies have needed cash infusions of $100,000 to $250,000. Mundix needed cash to fund the debt incurred in standardizing its Maxx-Net(TM) system; Sytron Security Systems needed cash to replace outdated equipment and pay off debt; Point Automation will need cash to fund the research and development costs of upgrading its technology; and Nautica now needs cash to pay off debt incurred in the development of its product and to market its product worldwide. The Company will also need additional capital to market its existing products appropriately and maintain the technological competitiveness of these products.

     Since the Company has consistently sustained operating losses, funding for these losses, for working capital, and for acquisitions has been provided by borrowing and by sale of the Company's common stock.

     During fiscal year 1998, the Company made significant strides in improving its capital position. $567,300 of cash was raised from the sale of unregistered shares of common stock in FY98 to two main offshore investors, Werren Holdings Limited and Crescent. The Company's receivables-secured, short-term debt was refinanced as $608,000 of two year notes maturing on January 31, 2000. Net new borrowings totaled $370,300. The Company also issued common shares in exchange for consulting and other services and for debt totaling $1,029,300.

     At September 30, 1998, the Company was obligated to pay outstanding loans of $1,303,500 (short term and long term), including $344,250 to related parties. The related party loans are now due to various shareholders and accrue interest at rates varying from 10% to 12% per annum. These loans are collateralized by certain assets of the Company. Although there are no present demands from any note holder for repayment of the obligation owed by the Company, if such a demand is made, the Company will be in default unless it is able to effect the required payment. Outstanding notes aggregating $917,000 are also owed to various unaffiliated parties. See Note 9 to the Financial Statements herein for a detailed description of these liabilities.

     While the Company expects existing operations to reach profitability during fiscal 1999, significant additional financing will be required for the working capital needs of projected growth, for the acquisition and integration of new companies and for the retirement of maturing debt. Financing for working capital is expected to be largely debt, secured by the accounts receivable and inventory financed. Financing for future acquisitions will be obtained largely from the sale of common stock, except to the extent the acquired company's assets can collateralize debt. The Company will pursue additional financing to continue its growth strategy, but there is no assurance that additional investment can be obtained. The Company's actions taken and planned in FY 1999 to deal with profitability and liquidity are more fully described below.


1999 PROFITABILITY AND LIQUIDITY IMPROVEMENT PROGRAM

     Since October 1998 the Company has taken a number of steps to reduce costs and improve its return on assets, with an objective of generating a profit fiscal year 1999.

     Acquisitions made through FY 1998 have largely been integrated, and operations acquired have been rationalized to remove overlapping costs and duplicate facilities or assets. Each existing business is being evaluated for its profit-generating potential both in the short term (six months to one year) and over a longer timeframe. As part of this evaluation, the Company will consider divesting or deferring development of some of its existing technology where the investment required to develop the technology to profitability is unavailable or disproportionate to the profit potential, or where the technology can be used to raise capital to fund more promising business opportunities. In 1999, the Company is focusing on profitability to improve internal cash flow. Additional growth in existing products is expected, and will require outside capital infusions. Further acquisitions remain part of the Company's long term strategy, but will be deferred until profitability of existing products is addressed and until adequate additional long term capital is secured.

Cost Reductions

     Since the start, in October 1998, of the 1999 fiscal year, labor and overhead costs in all functions and businesses have been examined for and have generated cost level reductions.

     Labor cost for the Company has been reduced by $18,600 (22%) per month from the September 1998 level. This savings comes from all functions, and includes efficiencies as a result of the reorganization of sales and marketing discussed below, from closing the company-owned distribution operation in the United Kingdom, and from manufacturing efficiencies. Additionally, the completion of the major development projects of 1998 has allowed reductions in contract engineering approximating $26,700 per month from average fiscal 1998 levels.

     Rent was reduced by $9,000 per month (53%) beginning February 1, 1999, as a result of consolidating manufacturing operations, contracting the manufacture of the higher volume products with Pacific Rim sources, and closure of the United Kingdom offices.

     Other activities, such as the combination of Sytron Parking Systems, Inc. and Sytron Security Products Inc. into Sytron Systems Group, Inc.(SSG), are more difficult to quantify, but will reduce overhead by reducing the effort to account for, manage, and market similar product lines.

Sales and Marketing

     With the completion of the major development efforts of 1998, the Company is now focusing its efforts on aggressively marketing these new products.

     Dorado Systems completed development of the Universal Reader Series(TM) of proximity card readers. A proximity card reader captures information from a user's card when the card is placed near the reader. It contrasts with a magnetic stripe reader which requires the card to be "swiped" through the reader. Dorado has developed technology for its proximity card readers which permit the reader to capture information from cards designed for use with readers manufactured by various other enterprises. Sytron is seeking a patent on this technology. This product is scheduled for initial delivery in February, 1999.

     Sytron Systems Group released its new, Windows NT(R) compliant, security management software (Maxx-Net NT(TM)) which is tailored for large commercial projects such as airports and corporate security programs. New projects being installed include the Albany (NY) International Airport, Lincoln (Nebraska) International Airport, and Papa John's corporate headquarters. Now that the Maxx-Net NT(TM) software is fully released and customer tested, a stronger sales focus will be placed on the large jobs, such as airports and corporate headquarters, for which the system is designed.

     Sytron Systems Group also completed the development of a correctional facility-specific product (Maxx-Net 5000(TM)). This product both monitors and controls all security aspects of a detention or correctional facility, including cells, doors, elevators, etc. Maxx-Net 5000(TM) may use either modern touch-sensitive screens with graphic door controls on them, or standard control panels with switches and lights connected to the system. This product is expected to account for a major portion of sales in 1999. The Company has recently received an order for $500,000 for additional equipment to the $850,000 system the Company has provided for installation in the Sterling, Colorado prison.

     Proximity card readers, Maxx-Net NT(TM) and Maxx-Net 5000(TM), as well as our parking products, are products which are currently deliverable. The Company's 1999 focus is on these products.

     ECSI Construction Services, Inc., acquired in October 1998, has been organized to be the Company's contracting division. ECSI will feature products manufactured by other Sytron subsidiaries and will offer these products or systems as part of a turn-key contract to an end user. ECSI, as an integrator and general contractor, is capable of bidding directly to an end user in major projects where previously Sytron served as an equipment vendor. SSG and Dorado will only bid to resellers. At December 31, 1998, ECSI had a backlog of $1,600,000 in orders to be completed in 1999.

1999 Financial Performance

 Sytron has budgeted its existing operations to be profitable in 1999. Operations are expected to generate positive cash flow in the quarter ending March 31, 1999 (as the full benefits of efficiencies initiated recently are realized) and to be profitable beginning in the quarter ending June 30, 1999

For the quarter ended December 31, 1998, Sytron's consolidated sales were $1,680,000, 14% over budget. and 48% over the comparable prior year period. An increase of $180,000 (16%, over the prior year) was achieved largely in systems and construction projects, and reflected improved performance by existing operations. $368,000 of the increase from the prior year was contributed by ECSI Constructions Services, Inc., acquired in October 1998.

The net loss for this quarter was $200,900, a 45% improvement over the budgeted net loss of $369,000. Earning before interest, taxes, depreciation and amortization (EBITDA) was ($66,200), 63% better than budgeted EBITDA of ($179,600).

Additional Financing

     While the Company is focusing on the profitability of existing operations to improve internal cash flow in 1999, additional financing will be required. Additional growth in existing products is expected and will require working capital. Working capital financing is expected to be largely debt, secured by the accounts receivable and inventory financed. Existing debt, which is now due, will be retired as part of any substantial financing.

     Further acquisitions remain part of the Company's long term strategy, but will be deferred until the profitability of existing products is addressed and until adequate additional long term capital is secured. Long term capital will be obtained largely from the sale of common stock or from debt convertible into common stock.

     The Company negotiated an agreement in December 1998 with Crescent International Limited for up to an additional $750,000 of financing in the form of convertible notes, based upon reaching certain benchmarks, as described elsewhere in this Prospectus. In January 1999, the Company received proceeds of a $350,000 note it issued under this agreement. See "Crescent Financing".


INFLATION

     Although the operations of the Company are influenced by general economic conditions, the Company does not believe that inflation had a material affect on the results of operations during the fiscal year ended September 30, 1998; no material impact is anticipated in 1999.

                                    BUSINESS

Industry Overview

     The U.S. market for nonresidential security products and services has experienced impressive growth. In a report issued three years ago, Lehman Brothers estimated a total electronic equipment market of $12 billion in 1995. The access control segment of that market in 1995 was estimated at $1.1 billions. The majority of that sum ($600 million) was estimated as spent on traditional cards, readers, locks, intercoms, and other "door peripherals". The growth rate for this segment was estimated at 10% per year. A second major segment of the market ($400 million) is comprised of new access control technologies, such as biometric photo ID, radio frequency ID, and computer system access. This segment is seen as growing at an estimated 20% annually. The third and smallest segment ($100 million) is comprised of software driven security access systems which form the common database integrating subsystems. The growth rate for this segment was called very rapid.

     We think there are several factors behind the growth in the markets we serve. First, we believe that commercial and industrial companies are investing in security products and services to confront their security concerns. Second, insurance against certain risks (or other limits on coverage) is becoming more difficult to obtain. Third, there is a growing concern about harm to employees through workplace violence. Fourth, companies are concerned about potential liability resulting from criminal or terrorist actions.

     The Department of Justice Hallcrest Report II forecasts that product sales from the security products and service industry's estimated 4,800 manufacturers and distributors will grow to $23.7 billion by the year 2000. The Report further notes that electronic security products are expected to continue to offer the highest product growth to the year 2000 including those products based upon intelligent chip technologies, including access control, video surveillance and alarm processing. As a group, electronic security products are expected to have annual growth rates from 11% to 40% depending on the product category.

     A new development in the industry is that with technology advancements, security systems are now able to become integrated. Historically, a facility would install separate systems to solve single security problems. When additional needs were identified, additional systems were installed. This produced a multiple system environment which was expensive, unwieldy and sometimes ineffective. In the past, these separate systems needed to be coordinated to provide interaction between them. Now, with integration, the functions of these several systems can be combined into one system using one database and possibly one main machine. Such integration can lead to reduced initial cost, and lower maintenance costs. Integration also allows many functions to be dependent or controlled because of changes in other corresponding functions; for example, turning off utilities after all personnel have left an area.

Company Overview

     Sytron provides electronic security devices, systems and services intended for commercial, industrial and governmental end-users. The Company derives its revenues from the sale of products and services to customers who need access control and secure operations for a variety of facilities, including commercial and industrial buildings, campuses, airports and garages and parking areas. The main product categories include security access control systems, complete security parking systems, high security automated passage control systems, and fire alarm detection and annunciation systems. The Company also distributes a complete line of peripheral products, which include card readers, keypads,
badging  systems,  reader  interfaces,   alarm  multiplexers  and  communication
devices.

     With the acquisition of ECSI Construction Services, Inc. as a wholly-owned subsidiary in November, 1998, Sytron obtained the capacity to bid for certain projects as either a general contractor or as a sub-contractor. In carrying out those projects, ECSI will be offering Sytron products to the developer or user. Sytron will have moved from being merely a hardware and systems vendor to being an integral part of the development and contracting process.

     Starting in the first quarter of the Company's 1999 fiscal year, management has undertaken a program to improve the Company's profitability and to accelerate the generation of cash. That program involves the streamlining of our marketing into three separate Company segments. One segment, under the leadership of our Dorado subsidiary, will focus its efforts on the sale of our "off-the-shelf" products. A second segment, our "Systems Group", will be a major integrator of our products and services, seeking to offer those products and services to the largest customers we serve. This group will be responsible to support contractors with which we work on major projects. Two current efforts are the airports at Lincoln, Nebraska and at Anchorage, Alaska. Our third business segment will be conducted through ECSI Construction Services, Inc., an acquisition made in November, 1998. ECSI will itself be a direct contractor seeking to bid for projects where it can use, as part of its comprehensive service to an owner or developer, the products and services of the other parts of Sytron.

     The Company was formed in 1992 as a Pennsylvania corporation under the name of MHB Technology, Inc. The Company adopted its present name in August, 1995. Since the fall of 1995, Sytron has grown through a series of acquisitions of smaller, independent producers or developers of security devices, which have become the Company's operating subsidiaries. These include:

                     * Dorado Systems Corporation ("Dorado")
                     * Sytron Systems Group, Inc. ("SSG")
                     * Sytron Security Systems, Inc. ("SSS")
                     * Mundix Control Systems, Inc. ("Mundix")
                     * Point Automation, Inc. ("Point Automation")
                     * Nautica Systems Group (Nautica)
                     * ECSI Construction Services, Inc. ("ECSI")

     At the end of the calendar year 1995, the Company adopted a plan to dispose of MHB Manufacturing, Inc. This wholly owned subsidiary filed a bankruptcy petition in 1996. At the time of the subsidiary's bankruptcy filing, Sytron did not consider it to be an important contributing subsidiary.

     In September 1996, the Company completed a private offering raising gross proceeds of approximately $859,032. Approximately 50% of the proceeds of the offering were used for the organization of Sytron Parking Systems, Inc. (a predecessor of SSG) and the integration of Dorado into the Company.

     Sytron operates an assembly manufacturing plant in Broomfield, Colorado where it assembles and markets access control systems, and security products, and where it develops and markets a standard software product for the integration of disparate electronic security products (systems integration). By establishing multiple security-related core businesses, the Company believes it has reduced its exposure to any single business downturn or any single technological risk or competitive pricing pressure.

     The Company's business strategy has been:

          * to market our products and services through a variety of distribution channels including through ECSI as a general or sub-contractor on various projects, and through independent sales representatives;
          *    to develop  product and system  upgrades and peripheral  devices;
               and
          * to acquire smaller independent producers of commercial security products.

     Dorado Security Products, Inc. (Dorado)

     Dorado was founded in 1971 and has been a subsidiary of the Company since 1995. Although the market for magnetic stripe cards has been decreasing in recent years, we believe Dorado is one of the leading manufacturers both of magnetic stripe card readers and of accessories for use in card access security systems in North America. For more than 25 years, Dorado has marketed these products to Original Equipment Manufacturers (OEMs), such as Honeywell and Westinghouse, who combine Dorado's products with their own products for a complete system sale to an end user or dealer network. We believe that the products offered by Dorado provide a competitive advantage because of Dorado's technique for card encoding format called EMPI(R).

     To read a magnetic stripe card, it has to be "swiped" through a reader. The magnetic stripe card format is a secure encoding and decoding format. It allows any one of Dorado, the system supplier, the affiliated installing security dealer, or even the end user's organization to encode cards on that user's proprietary system. Additionally, Dorado's products support multiple "open" magnetic stripe card formats for card encoding. This allows any entity chosen by the customer to encode cards. We believe this encryption format leads to a more secure magnetic stripe card than those of Dorado's competitors.

     Dorado's cards and readers have been selected for use by many high security facilities such as the Port Authority of New York, and by many International Airports such as Denver, LaGuardia (New York), San Francisco, Detroit, and Philadelphia. Dorado readers are also in use in several nuclear power stations such as Boston Edison, Duke Power, New Central Nuclear (Spain) and Zorita Nuclear Power Plant (Spain). One of Dorado's OEMs was also awarded a contract to provide EMPI(R) readers for San Onofre Nuclear Power in California.

     Historically, the majority of Dorado products have been designed for interior use. They were not suitable for outdoor use because they were not designed to withstand the weather. In June 1997, Dorado introduced a weatherproof version of one of its largest selling reader models. Some existing users converted all of their standard readers to the weatherproof version. To date, the weatherproof readers account for approximately 20% of Dorado sales, some of which are new sales and some of which are replacement sales.

     As the market for magnetic stripe card readers has been steadily decreasing, Dorado has responded by developing proximity-type readers. A proximity reader is a step-saving device that makes it possible for information to be read from a card near the reader rather than by "swiping" the card through the reader. In 1996, Dorado introduced its EmpiProx TM Reader, a proximity-type reader utilizing radio frequency (RF) identification. This product is flexible in that the choices of reading format do not have to be made at the factory.

     Dorado's proximity readers use the same outer casing as is used for Dorado's Series 500 magnetic stripe readers. This makes it easy for existing customers to convert to the convenience of a proximity reader without modifying wall mounts, or dealing with other aesthetic considerations. Thus, the customer has a virtual "plug and play" upgrade from magnetic stripe to proximity reader.

     Dorado also manufactures fire alarm and security point transmitters and receivers for sending alarm signals over standard telephone lines to a central station. We believe this product provides a competitive advantage because it can work with the equipment of any fire alarm system manufacturer. In January, 1999, Dorado introduced a new product which permits these units to be connected via fiber optic cable.

     Sytron System Group, Inc. (SSG)

     Sytron System Group markets the products of Mundix Control Systems, Inc. Mundix was acquired by our company in September, 1996. The major product that Mundix creates is the "Maxx-Net (TM)" system. Although Maxx-Net (TM) is over 15 years old, it has had continuous development to maintain its technical advantage.

     The Maxx-Net (TM) system is a PC based facility management system. Maxx-Net
(TM) integrates card access, security and alarm-monitoring, electronic photo badge identification, closed circuit television, temperature control and other functions. The system uses a single software system at a central location. This design allows devices (such as card or biometric readers, fire alarms or motion detectors) to be connected to a control panel located near each device. The control panel makes the decisions (such as to open a door when the proper access code is used or to sound an alarm when the door is forced open). Since the decision can be made where the problem is occurring, the system can respond more rapidly to critical situations.

     Until 1996, Maxx-Net (TM) was marketed through two of the largest and oldest security OEMs, Thorn Automated Systems and Cardkey Systems. Maxx-Net (TM) has been used by these and other companies as it can be tailored to the specific requirements of the customer. One project where it is in use is the Denver International Airport (DIA) where 1,600 Dorado Readers are connected to the Maxx-Net (TM) System. The DIA project has approximately 800 control panels located throughout the airport. A Local Area Network (LAN) with more than 15 workstations (PC's) manages the system and displays alarms within the airport's operations control center.

     Maxx-Net (TM) projects include prisons (Sterling Colorado), airline facilities (United Air Lines at Denver International Airport, and Lockheed-Martin in Colorado Springs), government facilities (New Chelsea Trial Court, and Taoele Army Depot in Utah), and office buildings in major cities such as Papa John's Corporate Headquarters in Louisville, Ky. Since January, 1997, SSG has completed installation of access control systems for Galileo International in ten locations in five countries, including the U.S., and has begun installation of similar access control systems for the same customer in four other locations in two other countries.

     Optional features that the Maxx-Net (TM) system may include are:

     Access Control
     --------------

          Access cards grant or exclude access to a certain location. In using one of these access cards, Maxx-Net (TM) controls the ability of an individual to enter an area by day of the week and time of day. Maxx-Net
     (TM) can also accommodate disabled people by allowing them extra time to pass through a door.

     Electronic Badging
     ------------------

          This feature stores a cardholder's photograph digitally. These pictures can create high quality badges and replacement badges. This reduces the cost of badging for employers. In high security facilities, this feature can identify cardholders positively by comparing an individual with that person's stored picture before allowing the individual to enter a secure area.

     Multi-Tenant Management
     -----------------------

          Property managers with multiple tenants within the same complex may use the Multi-Tenant Management system to permit each tenant to install workstations (PCs) for adding and deleting access cards and other functions for that tenant's location, and that location only. A property manager may let large tenants manage their own systems and cardholders and access points, thereby reducing the property manager's overhead, system costs and liabilities.

     Guard Touring
     -------------

          Guard Touring tracks and documents patrolling guards at a facility. Input devices installed at different sites in a facility can be used by patrolling guards to log their position. The system can require the guard to patrol in a specific sequence and the system will automatically monitor his movement. This type of tracking helps ensure that all areas are checked. In the event of an incident, the system has a record of the time and locations checked by each guard.

     Intelligent Device Controller ("IDC")
     -------------------------------------

          An IDC panel is the connection point for the readers, motion detectors, door locks, and door contacts. With Maxx-Net (TM) Software, the user can operate the system from the field, as opposed to one central location. IDC permits a dealer or end user to customize such functions as counting people passing through a doorway, turning lights on when illumination level is too low, activating heating and cooling systems in response to changes in temperature, and carrying out similar functions.

     Ordinarily, this would require several separate systems running different software. Maxx-Net (TM) reduces costs for system, training, personnel, maintenance, and upgrades for the customer.

     IDC-50 Single Door Controller
     -----------------------------

          In 1998, SSG released a single door version of the Intelligent Device Control panel. It controls a single door from a location near the door. The IDC-50 has been designed to be used either within the Maxx-Net (TM) system or as stand-alone door controller program.

          The IDC-50 was designed in part to replace and upgrade existing door security systems, such as Cardkey(R) systems.

     IDC-LAN Connection
     ------------------

          As we see inter, intra and local area networks in many facilities, we think it essential that SSG develop the means to connect IDC panels directly to a network so a facility owner may install the panels and use the existing network to communicate with workstations which are already on the network. We think this development is useful to universities and other large campus environments which may have a number of networks in place, and which would recognize the value in the cost and control arising from an integration of all aspects of facilities management.

     Maxx-Net (TM) - Windows NT(R)
     -----------------------------

          Before the middle of 1998, the Maxx-Net (TM) system used the IBM OS/2 operating system. But, this past year, Sytron adapted Maxx-Net (TM) to the Microsoft Windows NT(R) operating system.

     Smart Cards
     -----------

          Smart Cards are cards that are programmable. They allow one both to read information from and to write information to a card. These cards can be used as both security and debit cards. As debit cards, values are added and subtracted automatically. In a university, a student can use a single "Smart" card at the dining hall, at the library both for access and to check out books, at the book store to buy books, at vending and copy machines all over the campus, and at the student's dormitory for secure access. The parking control market can use "Smart" cards at several parking lots where the driver's account can be automatically debited according to the time she was parked. We think this feature would reduce the cost of parking lot personnel. It would also cut the time needed for the customer to exit the facility.

     SSG also serves the parking industry. Its product line includes both those items acquired from Stanley and new products, some of which have been designed internally and others of which are being procured externally, with an exclusive marketing arrangement held by SSG.

     Our Company acquired Stanley Parking Systems from The Stanley Works in November 1996. This gave SSG an existing and established line of products to market under the "Stanley" name as well as access to Stanley's existing distribution network of more than 50 companies. Sytron's right to use the "Stanley" name for sales to Stanley's distribution channels expired in November, 1998.

     SSG is presently offering parking products such as gates and ticket dispensers which have been produced and marketed by Stanley for several years. Although SSG believes these products are of the highest quality, it is SSG's plan to upgrade the Stanley-based products to state of the art technology and integrate the product line with other Sytron products.

     SSG offers a line of parking and access control products including revenue collection and control, barrier gates, ticket dispensers, and vehicle identification systems. These products can be fully integrated into a comprehensive facility security system.

     Access Control and Security
     ---------------------------

     Integrating the parking system into Maxx-Net (TM), the same equipment provides card access and security monitoring for both parking lots and for buildings within the facility. This means people working within the facility carry only one card for all functions. It also means that management can control all the facility's functions on one system.

     Electronic Ticket Dispensing
     ----------------------------

     The present mechanical ticket dispenser has been modified for integration with Maxx-Net (TM). The Company plans to offer a new generation electronic ticket dispenser in the near future, and is presently evaluating several options. Additional features will include the ability to encode a magnetic stripe on the cards or to program a smart card.

     CountMaster Lot Capacity Indicator
     ----------------------------------

     In 1998, SSG began offering its new CountMaster system, available as an optional feature. This system tracks the number of cars entering and exiting a parking facility, and the residual number of spaces available. When capacity has been reached, it displays a "Lot Full" indicator at the entrance. The CountMaster has been designed to display by area of a parking lot the number of spaces available. With variable message signs at the entrance, this feature can direct customers to the areas with open spots more efficiently, improve customer service by helping to avoid frustration and wasted time, and reduce pollution created by fruitless searches for an available space.

     Sytron Security Systems, Inc. (SSS)

     SSS manufactures high security entry ways, which are sometimes popularly called "mantraps." They incorporate a bulletproof enclosure with optional metal detection and biometric access control. Biometric technology identifies a person by automatically scanning distinguishing traits, such as finger, hand, voice or eye patterns. A person seeking to enter a secured facility first enters a security vestibule where that person's identity is confirmed. Once the individual is verified, a second door opens and permits the person to enter the facility. If approval is not given, the doors remain locked, and the system automatically notifies appropriate security personnel. The technology also has the ability to scan for weapons or drugs. These entry ways can be controlled through the Maxx-Net (TM) system, another example of the Company's planned product line integration.

     Mundix Control Systems, Inc.

     Since it was acquired in September, 1996, Mundix has been the research and development center for all projects taken on by the other Sytron subsidiaries. Developments include waterproof and proximity readers for Dorado, and additional Maxx-Net (TM) software features for Sytron Systems Group.

Marketing/Sales Strategy

     Channels of Distribution:

     The Company's primary channels of distribution include:

          Sale of 75% of the dollar volume of Dorado products to Original Equipment Manufacturers (OEMs) such as Honeywell and Westinghouse which resell the product to end users through the OEM's direct sales offices or authorized dealers.

          Sale of Dorado communications modules to security and fire alarm dealers which use these products on projects the dealers have sold to end users. These products are marketed by the dealers under Dorado's name.

          Sale by SSG of its products and systems primarily to security and access control dealers which actively resell the products and systems directly to end users. SSG also contracts directly with end users in some instances.

          Sale by ECSI of products and services directly to end users as "turn key" projects.

     Marketing

     Most marketing efforts by the Company are directed to a relatively small number of potential purchasers to which the Company's products or services are or could be sold. None of the Company's products or services qualify as "consumer" products or services.

     Dorado markets products to end users and dealers through industry trade magazines as well as directly to OEMs via mailing campaigns and direct contact. With a customer base of approximately 25 companies who account for more than 80% of Dorado sales, the target marketing is very focused for those accounts.

     SSG markets its products to a select group of high level integrated systems contractors. These contractors typically focus on larger projects where Maxx-Net
(TM) is not only capable of meeting the stringent specifications of the owner or developer, but also is cost effective.

     Mundix does no marketing.

     ECSI is a contractor, able to bid on large projects which may require many of the products and systems produced or marketed by one or more of the Company's other subsidiaries. ECSI is encouraged to offer, in its bids, one or more of the Company's range of products, and to take advantage of being a part of the Sytron "family" of companies. As part of the family, ECSI can offer enterprises to which a bid is made both a "turn key" solution and a high level of confidence that quality and timely delivery deadlines will be met.

     In 1999, as part of the Sytron profit improvement program, products produced or marketed by each of the subsidiaries are sold by that subsidiary to a target market. Moreover, each subsidiary is being managed to cross-sell other products within the corporate family to enhance the Company's role as an integrated vendor in the industries in which it operates.

     As part of the Company's web site, Internet users are able to obtain general or detailed information on specific products and to leave a request for a sales call or for more in depth information. In addition, the site supports dealers, OEMs and manufacturer representatives in processing orders, verifying shipping dates and logging field problems.

Manufacturing and Assembly

     The manufacturing assembly capacity for the entire Company has been consolidated into the Broomfield, Colorado facility. We have become more efficient by centralizing activities such as purchasing, assembly, quality control and shipping/receiving . Where components used by the subsidiaries are common, we purchase in combined quantity, lower the unit cost for each item, and reduce the space required to store the item.

     As part of the effort to consolidate similar functions, order entry and customer service are also performed for all of the subsidiaries by a single department where possible.

Acquisitions

     In 1999, we will focus on generating profit and cash flow from existing operations. We will defer further acquisitions. At such later date as Sytron is able to consider acquisitions, we think that the fragmented make-up of the security industry, characterized by a large number of participating companies with a wide variance in annual revenues, will continue to provide Sytron with opportunities for growth.

     Terms of Recent Acquisitions

     In September 1995, the Company began acquiring small businesses with technological advantages in the field of electronic security products and services.

     On September 29, 1995, the Company acquired all of the common stock of Dorado Systems Corporation, a California corporation, from the 1995 Ragsdale Family Charitable Remainder Trust for $1,083,850. The Company borrowed the funds for the acquisition from three sources which subsequently became affiliates of the Company: Katonah West Pension Plan, Springhill Holdings, Ltd. and Werren Holdings, Ltd. A total of $250,000 remains outstanding from the indebtedness incurred to effect the transaction. See "Principal Shareholders".

     In September 1996, the Company acquired all of the issued and outstanding securities of Mundix Control Systems, Inc. for 300,000 unregistered shares of the Company's common stock. The value of the Company's stock attributed to this purchase was $1,500,000 ($5.00 per share). The shares were placed in escrow, with the purchase price subject to adjustment based upon both the Company's receipt and acceptance of orders of $4,000,000 derived from the sales of the Maxx-Net (TM) Systems during the 30-month period following the closing of the transaction. As of September 30, 1998, management expects that all 300,000 shares of the Company's common stock will be released from escrow. As a result of the September, 1996 transaction, Richard Munz also was employed by the Company as an officer. See "Management" and "Principal Shareholders."

     Effective November 22, 1996, the Company acquired parking equipment assets from The Stanley Works, a Connecticut corporation, for $25,000 in cash and royalties payable to Stanley during a two-year period. Through the period ended September 30, 1998, the Company has accrued royalties payable in cash to Stanley, of $62,220.

     In March 1997, the Company acquired certain assets from Camenco, Inc., a California corporation which had been founded in 1969. The Company also assumed an aggregate of $418,018 in Camenco liabilities. The purchase price for these assets was established at $816,000, for which the Company issued 200,000 restricted, unregistered shares of its Common Stock and paid $10,000.

     In October, 1997, the Company purchased from Point Automation, Inc. substantially all of the "Pro Series" product line assets, both tangible and intangible, including the right to use the "Point Automation" name, in exchange for 25,000 shares of restricted, unregistered Common Stock, and a commitment to issue up to an additional 50,000 shares of restricted, unregistered common stock to Gary Handelin if, over the two year period following the closing of the transaction, the Company would enjoy sales of more than $1,000,000 in Sytron Fire products directly related to the products acquired within the agreement. At January 31, 1999, Sytron agreed in principle to pay the former owner of Point Automation $25,000 plus interest at 8% from October 1998. Monthly payments of $2,100 begin in May, 1999.

     In May of 1998, a newly formed subsidiary of the Company agreed to acquire the net assets of Nautica Technology Group International, for 50,000 restricted, unregistered shares of Sytron Common Stock valued at $190,000, and up to 550,000 additional restricted, unregistered shares of Sytron Common Stock in annual amounts (not exceeding 200,000 shares per year) to be precisely determined over a period of three years, depending on annual increases in Net Sales (a term defined in the acquisition agreement) and on annual increases in related earnings before income taxes. Among the assets acquired in this transaction are all of the issued and outstanding shares of two wholly-owned Brazilian subsidiaries, which specifically includes the rights of each of those Brazilian subsidiary companies to all of its tangible and intangible technology and intellectual property.

     In  October,  1998,  the Company  acquired  the  outstanding  shares of Law
Enforcement Technologic Resources, Inc. ("LETR"). LETR is in the business of biometric recognition systems, and the Company plans to integrate LETR's products into the Company's access control and security systems businesses. The Company issued 440,000 restricted, unregistered shares of Common Stock for LETR at the closing.

     In November, 1998, the Company acquired all of the issued and outstanding stock of ECSI Construction Services, Inc. ECSI is headquartered in California, operates primarily along the Pacific Coast and in Nevada, and is in the business of the commercial installation of security systems. The Company issued 100,000 restricted, unregistered shares of Common Stock for ECSI at the closing of the transaction.. ECSI will operate as a subsidiary of the Company, and, with its capability to carry out construction projects, presents the opportunity for the horizontal integration of the Company's products and services.

Employees

     The Company presently has 40 full-time employees functioning in the capacities of management (4), manufacturing, purchasing and production (23), administration (5), engineering (3) and sales, marketing and customer service
(5). The number of people employed by the Company will vary from time to time depending upon the Company's production levels. From time to time and on an "as needed" basis, the Company will also employ additional persons on a part or full time basis. None of the Company's employees are covered by a collective bargaining agreement. Management believes that its relationship with its employees is excellent.

Insurance

     The Company maintains casualty and liability insurance policies on its property, including business interruption, property in transit and other coverages. The Company also has an errors and omissions policy for its products and the Company has been approved for bonding on specific jobs.

Competition

     Management believes that the security industry is fragmented and that there is no one or group of companies with major market share having control of the future of the industry.


Property

     The Company's principal place of business is located at 2770 Industrial Lane, Broomfield, Colorado. It consists of approximately 17,000 square feet of executive offices and manufacturing and warehouse space. The applicable lease agreement requires monthly lease payments of $8,094 and is effective until December 31, 2002, at which time the Company intends to exercise an option to renew for an additional five year term. Management believes that this space will be sufficient to meet the Company's needs in the immediate future.

     ECSI leases approximately 1,460 square feet of space at 20610 Manhattan Place, Torrance, California for under $1100 per month.

                                LEGAL PROCEEDINGS

     Except as described below, the Company is not a party to any legal proceedings which it considers material, and is not aware of any threatened litigation that could have a material adverse effect on the Company's business, financial condition or results of operations.

     HID Corporation ("HID") filed suit in January, 1998 in the United States District Court for the District of Colorado claiming that Dorado's Universal Reader (TM) infringes two HID patents because the reader is capable of reading HID access control cards, as well as reading the cards of other manufacturers of access control equipment. HID's complaint does not seek injunctive relief. No significant damages have accrued since sales of the Universal Reader (TM) have recently begun. No trial date has been set, but discovery is being conducted by both HID and by the Company. Management believes that the Dorado product does not infringe either of the HID patents, and is vigorously defending the action.

     Camenco, Inc. is seeking to enforce an arbitrator's award against Sytron Security Systems, Inc. arising from the transaction by which the Sytron subsidiary purchased substantially all of Camenco's business assets. The arbitrator's award may be converted into a judgment against the Sytron subsidiary. The maximum estimated exposure would involve a payment by the Sytron subsidiary of $160,000, in exchange for which Camenco would be required to return 160,000 shares of Sytron common stock which Camenco received in the 1997 purchase transaction.

                                   MANAGEMENT

Directors, Executive Officers and Senior Management

     Biographical Information of Directors and Executive Officers

     The following table sets forth certain information with respect to each of the directors and executive officers, and a member of management, of the Company.

                               Company
Nominee              Age       Position            Experience
-------              ---       --------            ----------

Mitchel Feinglas     50        Chief              Mr.  Feinglas  has  served  as  President  of
                               Executive          Private  Capital  Group,  Ltd.  ("PCG") since
                               Officer,           1993.   PCG   is   a   financial   consulting
                               Director,          organization  which represents the Company on
                               January 1994       an ongoing  basis.  Mr.  Feinglas has reduced
                                                  his association with PCG to focus his efforts
                                                  on the Company.  Mr. Feinglas served as Chief
                                                  Executive Officer and Director of Great Earth
                                                  Vitamins,   Ltd.  from  1991  to  1993.   Mr.
                                                  Feinglas  organized  and served as President,
                                                  Director, Principal, and Registered Broker of
                                                  Jonathan  Alan  &  Co.,  Inc.,  a  Registered
                                                  Broker-   Dealer  from  1983  to  1990.   Mr.
                                                  Feinglas  serves on the Board of Directors of
                                                  Create-a-Check  Software,  Inc. Mr.  Feinglas
                                                  received his  Bachelor of Arts in  Accounting
                                                  from New York University in 1971.



                                                   -38-



                               Company
Nominee              Age       Position            Experience
-------              ---       --------            ----------

Robert Howard        35        President,          Mr. Howard has,  since  February  1996,  been
                               Treasurer,          Vice  President  of  Marketing  and  Sales of
                               Director            Sytron Security Products,  Inc., a subsidiary
                               May 1996            of the Company.  Mr.  Howard  assisted in the
                                                   establishment  of the Company's  relationship
                                                   with Mundix  beginning in October  1995.  Mr.
                                                   Howard   served  as  Sales  Manager  for  the
                                                   Integrated  Systems Group of Cardkey Systems,
                                                   Inc.  (later  acquired by AMTECH,  Inc.) from
                                                   1992 to  1995,  and,  in that  capacity,  was
                                                   responsible  for  sales,  including  both the
                                                   Denver  International   Airport  project  and
                                                   security  systems  for  several  correctional
                                                   facilities.  Mr.  Howard  served  as  Project
                                                   Engineer, Project Manager, Sales and District
                                                   Sales  Manager  for Kidde  Automated  Systems
                                                   (acquired    by   Thorn   EMI    during   his
                                                   employment). Mr. Howard received his Bachelor
                                                   of  Science  from Ohio  State  University  in
                                                   1985.

                                              -39-


                               Company
Nominee              Age       Position            Experience
-------              ---       --------            ----------

Richard E. Munz      66        Secretary,          Mr. Munz served as Vice President of Marketing for
                               December            Mundix Control  Systems,  Inc., from 1992 to 1996.
                               1996                Mr. Munz  received  Bachelor of Science  degree in
                                                   engineering  from Purdue  University in 1954 and a
                                                   Master's  degree in business  administration  from
                                                   the University of Colorado in 1959.

Michael              54        Chief               Michael Fitzsimons was Chief Financial Officer for
Fitzsimons                     Financial           several high-tech  companies,  including  FullDeck
                               Officer and         Technologies  (software)   from   1995   to  1998,
                               VP, Finance,        Sandhill    Scientific   (medical   software   and
                               March 1998          instruments)  from  1990 to 1995,  Rocky  Mountain
                                                   Instrument  (electro-optical   manufacturer)  from
                                                   1988 to 1990, and Sigma Design (computer  hardware
                                                   and  software)  from  1984  to  1988.   Additional
                                                   operating  responsibilities included manufacturing
                                                   at  Sandhill  Scientific,  and  manufacturing  and
                                                   sales/marketing at Rocky Mountain Instrument.  Mr.
                                                   Fitzsimons  held a series of financial  management
                                                   positions  with  Corning  Glass Works from 1972 to
                                                   1983. He began his career with Price Waterhouse in
                                                   New York,  holds a Bachelor  of Science  degree in
                                                   Business  Administration from LeMoyne College, and
                                                   is a CPA in New York and Colorado.



                                                -40-


                               Company
Nominee              Age       Position            Experience
-------              ---       --------            ----------

James W.  Power      70        Director,           Mr.  Power  is  also  President  and  CEO of  ECSI
                               September           Construction  Services,  Inc., a subsidiary of the
                               1998                Company  operating  as a  general  contractor  for
                                                   commercial construction.  He was also the Chairman
                                                   of the Board  from  1996 to 1998 of  Infographics,
                                                   Inc. a manufacturer of access control software and
                                                   hardware.  Mr. Power founded Martec Systems,  Inc.
                                                   and was a principal  there from 1991 to 1995, when
                                                   it was sold to SAIC of San Diego. He also acted as
                                                   Vice  President  and  General  Manager  of Cardkey
                                                   Systems,  Inc.  Mr. Power also served on the Board
                                                   of Directors  and as Treasurer of Citicorp  Credit
                                                   Services    and   on   the   Board   of   National
                                                   Semiconductor  Corporation.  He has also served as
                                                   Vice  President  and  General  Manager of TRW Data
                                                   Systems,  a unit of TRW Inc.  Mr.  Power served in
                                                   the  U.S.  Air  Force  where  he  was  trained  in
                                                   electronics, languages and intelligence gathering.




     All directors of the Company hold office until the next annual meeting of shareholders and until their successors have been elected and qualified.
Officers of the Company are elected by the Board of Directors and hold office for one year terms, or until their death, resignation or removal from office.

     There are no family relationships between the persons identified as executive officers and directors of the Company.

     At the end of the calendar year 1995, the Company adopted a plan to dispose of MHB Manufacturing, Inc. Margins in the business in which it was involved had become too thin to sustain the enterprise, and Sytron was about to embark on a new business direction. Accordingly, this wholly owned subsidiary filed a bankruptcy petition in 1996. At the time this subsidiary filed its bankruptcy petition, Messrs. Feinglas and Howard were officers and directors of the Company.

     Director Compensation and Stock Options

     Members of the Board of Directors do not currently receive any cash compensation for serving on the Board of Directors. Members do receive an option to acquire 20,000 shares of common stock through the Company's Non Statutory Option Plan, which vest at the rate of 5,000 shares per year.

     Options under the Company's 1996 Non-Statutory Stock Option Plan have been granted from time to time to members of the Board of Directors and to Executive and other officers and employees of our Company.

     Executive Employment Agreements

     Robert Howard and PCG have entered into employment agreements with the Company, both of which became effective on May 1, 1997. Under the PCG agreement, it agrees to provide to the Company the services of Mitchel Feinglas. Each agreement continues to January 1, 2000. Each agreement provides that the Company may not terminate the services of the employee or consultant unless the individual has committed an act of malfeasance. If the Company considers an act of the employee or consultant to be malfeasance, the Company must give the individual 15 days notice of its intent to terminate the individual's employment and provide the individual with an opportunity to explain the act that the Company considers to be malfeasance.

     Mr. Howard's employment agreement provides that he shall serve as President of the Company for an annual base salary of $96,000 plus an automobile to be provided by the Company.

     The PCG agreement requires that it shall cause Mitchel Feinglas to serve as a consultant to the Company for an annual base salary of $104,546, plus an automobile to be provided by the Company.

1996 Non-Statutory Stock Option Plan

     On June 28, 1996, the Board of Directors of the Company adopted a nonstatutory stock option plan (the "Plan") for employees, officers, directors, consultants and other persons who, or enterprises which, have assisted the Company. The Plan became effective on June 28, 1996. No more options will be granted under the Plan after June 28, 2000, but options granted prior to that date may extend beyond that date. At a Special Meeting of Shareholders on January 8, 1999, the shareholders restated, ratified and re-approved the Plan, and authorized an aggregate of three million five hundred thousand (3,500,000) shares of Common Stock for the use of that Plan.

     The Plan was adopted to attract and to retain people of ability and initiative, and to offer an incentive for such persons to continue to render outstanding service to the Company. The Board of Directors considered it in the best interests of the Company and its shareholders to provide such able and industrious people or the enterprises with which they are affiliated the opportunity to participate in any appreciation in value of the Company's common stock which may result from their efforts. The Plan, through the granting of stock options, is designed to meet that goal.

     The Plan is administered by the Board of Directors or by an Option Committee. Shares subject to options have been, and will continue to be, made available from either authorized and unissued shares or previously issued treasury shares. The Option Committee is authorized to establish rules and regulations for administration of the Plan; to interpret, correct or amend the Plan or any option granted thereunder; and to terminate the Plan.

     The Plan provides for the grant of Nonstatutory Stock Options.  The options
may  be  granted  to  employees,  including  employee  directors,   non-employee
directors of the Company, and others.

     The exercise price per share will vary with the market price of the Common Stock on the date the option is granted and on subsequent April 1 and October 1 dates over a period of forty-eight (48) months. However, the Option Committee may determine to grant an option at not less than 85% of the then-current market price. Any lower price for an option must be specifically approved by the Board of Directors, but, in any event, no option may be granted at less than 75% of the then-market price. The Option Committee determines the time of exercise and the term of each option when granted. Each option will expire not more than five
(5) years from the date of its grant unless the optionholder dies while the option is exercisable. In that case, the option will not expire until one year from the date of death. The Plan permits the payment of the exercise price only in cash.

     Options are not transferable, except by the laws of descent and distribution. Options which for any reason cease to be exercisable shall be considered terminated. Common Stock subject to an expired or terminated option is again available for grant.

     With very limited exceptions, if any change is made in the shares subject to the Plan or to any option granted thereunder (through merger, reorganization, stock dividend, issuance of subscription rights or similar events), such adjustments or substitutions will be made in the number of shares and in the exercise price as the Option Committee, with the approval of the Board of Directors, deems equitable to prevent dilution or enlargement of option rights.

     The Board of Directors may amend or terminate the Plan in all respects, except that without the approval of the Company's shareholders, no such amendment or modification may either increase the number of shares reserved for options (except as described in the immediately preceding paragraph) or reduce the exercise price below 75% of the fair market value at the applicable date.

     Since the Plan was adopted, options have been granted to 79 persons and enterprises. Those options authorize the purchase of 1,839,361 shares of common stock. As of October 31, 1998, 158,876 shares of common stock have been issued on exercise of options, and options to acquire 1,680,485 shares are outstanding. Under the outstanding options, common stock may be acquired at prices ranging from $0.469 to $5.000 per share.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the annual and long term compensation, paid or accrued, for the Company's chief executive officer and for each of the four highest paid other executives of the Company (the "Named Executive Officers") for services in all capacities during the last three fiscal years:


                                             Summary Compensation Table
                                             --------------------------

                                                                              Long Term Compensation
                                                                         -----------------------------

                                       Annual Compensation                            Awards
                          ----------------------------------------------------------------------------
      (a)         (b)           (c)             (d)            (e)          (f)                (g)                 (h)
                                                             Other
Name and                                                     Annual      Restricted         Securities          All Other
Principal                                                    Comp-       Stock              Underlying          Compen-
Position          Year        Salary($)       Bonus($)       ensation    Awards($)          Options             sation ($)
--------          ----        ---------       --------       --------    ---------          -------             ----------

Mitchel           1998        0               0              106,574       -                497,416 (2)        $6,484
Feinglas (1),     1997        0               0              106,574       -                                    5,505
Chief             1996        0               0               58,757       -                                    5,807
Executive
Officer and
Director

Robert            1998        96,000          0                            -                500,549             5,486
Howard,           1997        78,200          0                            -                                    4,875
President and     1996        67,385          0                            -                                    3,656
Director

Richard           1998        21,000          0                            0                 26,259             0
Munz,             1997        51,500          0                            0                                    0
Secretary         1996        19,462          0                            0                                    0

Michael           1998        35,000          0                            14,501            75,000             0
Fitzsimons,       1997        0               0                            0                                    0
Chief             1996        0               0                            0                                    0
Financial
Officer

(1) No direct salary is paid to Mitchel  Feinglas.  He is an employee of Private
Capital Group, Ltd. The Company's contract with PCG, Ltd. requires that the services of Mitchel Feinglas be made available to the Company as director and CEO, and requires the Company to pay PCG, Ltd. the sums listed in Column (e).

(2) Private Capital Group, Ltd., in its own right, is a lender to the Company and the holder of certain options and certain stock. In addition, PCG, Ltd.
holds options to acquire 601,355 shares of the Company's Common Stock at a price of $0.750 per share, on account of Mitchel Feinglas' services.


                                      -44-

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Company's Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except liability for the following:

     (a) any breach of the director's duty of loyalty to the Company or its shareholders;

     (b) acts or omissions not in good faith or which involve gross negligence intentional misconduct or a knowing violation of law;

     (c) any transaction from which the director derived an improper personal benefit, or

     (d) any unlawful distribution as set forth in the Pennsylvania Business Corporation Act.

These provisions may have the effect in certain circumstances of reducing the likelihood of derivative litigation against directors. While these provisions may eliminate the right to recover monetary damages from directors in various circumstances, rights to seek injunctive or other non-monetary relief are not eliminated.

     The Company's By-laws provide for indemnification of the Company's directors to the fullest extent permitted by law. The Company's Bylaws also permit the Company, through action of the Board of Directors, to indemnify the Company's officers or employees to the fullest extent permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             PRINCIPAL SHAREHOLDERS

Security Ownership of Directors, Management and Certain Beneficial Owners

     The following table sets forth certain information, as of February 1, 1999 as to the beneficial ownership of the Company's Common Stock as of that date by
(i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each director, (iii) each executive officer of the Company named in the Summary Compensation Table contained herein and (iv) all directors and executive officers of the Company as a group.

Name and Address (1) of      Amount and Nature            Percentage of
Beneficial Stockholder       of Beneficial Ownership (2)  Shares Outstanding (2)
--------------------------   ---------------------------  ----------------------

Mitchel Feinglas                    1,347,273 (3)               19.93%

Robert Howard                          53,806 (4)                0.80

James Power                            36,000 (5)                0.53

Michael Fitzsimons                     33,586                    0.50

Richard Munz                          332,764 (6)                4.94

Werren Holdings, Ltd.               1,391,384 (7)               20.58
8 Queensway House Queen Street
St. Helier, Jersey
Channel Islands JE2 4WD FC

Katonah West Pension Plan             695,167 (8)               10.28

Springhill Holdings, Ltd.             554,841 (9)                8.21
8 Queensway House Queen Street
St. Helier, Jersey
Channel Islands JE2 4WD FC

Crescent International Limited        339,712 (10)               5.03
Greenlight (Switzerland) SA
84, av.  Louis-Casai, P.O. Box 161
1216 Geneva, Cointrin
Switzerland
Attention: Melvyn Craw/ Maxi Brezzi

All executive officers and
directors as a group                1,803,429                   26.68
(five persons)

---------------------------------

(1) The address for each person named is c/o Sytron, Inc., 2770 Industrial Lane, Broomfield, Colorado 80020, except as otherwise stated.

(2) For purposes hereof, a person or group of persons is deemed to have "beneficial" ownership of any shares which such person or group of persons has the right to acquire by option, warrant or otherwise (and without regard to the exercise price of any option or warrant) within 60 days of the date of this Prospectus. Except as otherwise noted, the Company believes that the persons in the table have sole voting and investment power with respect to the shares of Common Stock indicated as being beneficially owned by them.

(3) Includes 396,650 shares of Common Stock owned by Private Capital Group, Ltd. ("PCG"), 695,167 shares of Common Stock owned by Katonah West Pension Plan, a pension plan of which Mr. Feinglas and his sister-in-law Susan Maisch are trustees, 205,957 shares of Common Stock owned by Peggy Feinglas, Mitchel Feinglas' spouse, in her individual capacity, 40,602 shares of Common Stock owned by Stuart Feinglas, Mitchel Feinglas' brother, 3,138 shares of Common Stock owned by Lori Feinglas, Mitchel Feinglas' daughter, 1,892 shares of Common Stock owned jointly by Lori Feinglas and her husband Kevin Welty, and 3,867 shares of Common Stock owned by Allison Feinglas, Mitchel Feinglas' daughter. All of the issued and outstanding shares of PCG are held by Peggy Feinglas. Mitchel Feinglas is a primary beneficiary of the Katonah West Pension Plan, but there do exist other beneficiaries of the plan. Mr. Feinglas disclaims any beneficial interest in the shares of Common Stock owned by PCG, by his spouse, by his brother, jointly by his daughter and son-in-law, or by either of his daughters.

(4) Includes 2,000 shares of Common Stock held by Robert Howard as custodian for his minor son Garrett, and 6,806 shares of Common Stock owned by Libby
     T. Howard, Mr. Howard's mother. Mr. Howard disclaims any beneficial interest in the shares owned by his son and his mother.

(5) Includes the 36,000 shares of Common Stock which were issued to James Power in connection with the Company's acquisition of ECSI Construction Services, Inc., of which Mr. Power is President and CEO.

(6) Includes 300,000 shares of Common Stock held in escrow by Mr. Munz, his wife, Irma Munz, and Mert Larsen as nominee stockholders for Mundix shareholders. The shares in escrow represent partial payment for the assets of Mundix, Inc. Mr. Munz has sole voting control of the stock during its escrow. The total figure also includes 32,764 shares of Common Stock owned jointly by Mr. Munz and his wife.

(7) Werren Holdings, Ltd., is a trust which is both lender to, and stockholder of, the Company.

(8) Includes 695,167 shares of Common Stock owned by Katonah West Pension Plan, a retirement plan for the primary benefit of Mitchel Feinglas, of which Mr. Feinglas and Susan Maisch, his sister-in-law, are trustees.

(9) Springhill Holdings, Ltd. is a trust which is both lender to, and stockholder of, the Company.

(10) Crescent International Limited is also the holder of warrants to acquire up to 826,000 shares of Common Stock, and of a Convertible Promissory Note pursuant to which it may become the holder of up to 933,333 shares of Common Stock. Crescent is party to a Note Purchase Agreement pursuant to which it may earn commitment fees estimated at 150,000 shares of Common Stock over the next 18 months.

     The Company knows of no arrangements which may result in a change in control of the Company.


                              CERTAIN TRANSACTIONS

     Mitchel Feinglas has been a director of the Company since August 6, 1993, and its Chief Executive Officer since February 28, 1994. As of February 1, 1999, Mr. Feinglas controlled, directly or indirectly, 1,361,260 shares of the Company's common stock. This represents 20.83% of the Company's issued and outstanding common stock as of February 1, 1999.

     On May 1, 1997, the Company entered into an agreement with Private Capital Group, Ltd. ("PCG"), an enterprise owned by Peggy Feinglas, to provide the services of her spouse, Mitchel Feinglas, as CEO of the Company with duties including general, stock transaction and financing management. The agreement provides for $104,546 to be paid to PCG per year through January 1, 2000, for Mitchel Feinglas' services.

     Katonah West Pension Plan ("Katonah West") is a pension plan for the benefit of Mitchel Feinglas, among others. Beginning in 1995, it has loaned money to the Company on terms that were more favorable to the Company than were otherwise available. The loans were used by the Company for the acquisition of Dorado and for working capital. The trustees of Katonah West are Mr. Feinglas and his sister-in-law, Susan Maisch. At September 30, 1998, the Company owed Katonah West $249,750; the sum is payable on demand, carries interest at the rate of 10% per year, and is secured by certain of the Company's assets.

     Katonah West owns 695,167 shares of the Company's common stock. Of this total, 87,927 were issued in payment of the Company's debt to Katonah West arising from loans by Katonah West to the Company. In addition, 607,240 shares were issued in lieu of interest on loans provided to the Company by Katonah West for use by the Company in making the down payment on the purchase of Dorado Systems Corporation in September 1995.

     PCG now owns 396,650 shares of the Company's common stock. Of this total, 32,528 shares were issued on August 20, 1996, upon the conversion of debentures originally issued for cash in 1994. PCG also exercised warrants and, in December 1994, acquired 18,731 shares. In addition, unpaid consultant fees for the services of Mitch Feinglas and related expenses were converted into 246,751 shares between June 1995 and October 1997. On April 1, 1996, the Company entered into an agreement with PCG pursuant to which PCG was permitted to convert certain notes it held evidencing monies owed to it by the Company into the Company's common stock at the rate of $1.31 of debt for each share of stock. At the time of the agreement, the conversion rate was not lower than the price at which certain shares of the Company's common stock were trading on the NASDAQ Bulletin Board. The notes evidenced the Company's obligation to PCG for $92,500 borrowed and for reimbursement of unpaid expenses due to Mr. Feinglas totaling $36,748.97. The agreement permitted the conversion to occur through September 30, 1996; pursuant to it, PCG converted $129,248 into 98,663 shares of Common Stock on September 4, 1996.

     Springhill Holdings Limited ("Springhill") is both a creditor and a shareholder of the Company. Springhill first loaned the Company $45,000 in October 1995 to assist in the acquisition of Dorado Systems Corporation. At various times thereafter, Springhill was issued common stock of the Company, and Springhill loaned the Company additional funds or deferred the collection of sums due it. In May 1998, Springhill was issued 10,000 shares of the Company's common stock on assignment of certain rights of Mitchel Feinglas. In September 1998, Springhill was issued 48,452 shares of common stock in exchange for waiving its right to $18,203.27, accumulated unpaid interest. At September 30, 1998, the Company was obligated to Springhill for $73,000, evidenced by a note bearing interest at 10%, payable on demand, and collateralized by certain of the Company's assets.

     Werren Holdings Limited ("Werren") is also both a creditor and a shareholder of the Company. Werren first loaned the Company $10,000 in October 1995 to assist in the acquisition of Dorado Systems Corporation. At various times thereafter, Werren was issued common stock of the Company, and Werren loaned the Company additional funds or deferred the collection of sums due it. In April 1998, Werren was issued 154,706 shares of the Company's common stock in exchange for releasing the Company from an obligation for borrowed money and interest on borrowed money of $205,758.82. In that same month, Werren also exchanged $12,704 due it for 12,704 shares of the Company common stock. In September 1998, Werren was issued 2,754 shares of common stock in exchange for waiving its right to $1032.82 accumulated unpaid interest. At September 30, 1998, the Company was obligated to Werren for $10,000, evidenced by a note bearing interest at 10%, payable on demand, and collateralized by certain of the Company's assets.

     Robert Howard was hired by the Company in February 1996 and became its President in May 1996. He is also a director of the Company. In connection with his engagement, and in return for equipment transferred to the Company, on

December 31, 1995, Mr. Howard was awarded 45,000 shares of common stock. As of November 27, 1998, Mr. Howard owns or controls 53,806 shares of the Company's common stock. He disclaims any ownership interest in 6,806 shares of common stock owned by his mother, Libby T. Howard. Mr. Howard also disclaims any ownership interest in the 2,000 shares which he holds as custodian for his infant son Garrett.

                            DESCRIPTION OF SECURITIES

     The Articles of Incorporation of the Company authorized the issuance of 20,000,000 shares of Common Stock, par value $0.01 per share and 10,000,000 shares of Preferred Stock. As of the date of this Prospectus , there are 6,759,929 shares of Common Stock issued and outstanding and no Preferred Shares issued or outstanding. See "Capitalization."

Common Shares

     Holders of the Company's Common Shares, par value $0.01 per share, are entitled to one vote for each share held on each matter submitted to a vote of the shareholders. There are no preemptive rights to purchase any additional Common Shares. The Articles of Incorporation of the Company prohibit cumulative voting in the election of directors. Since cumulative voting is not available to the holders of Common Stock, the holders of more than 50% of the outstanding Common Stock can elect all of the directors of the Company if they so choose. In the event of liquidation, dissolution or winding up of the Company, holders of the Common Shares would be entitled to receive, on a pro rata basis, all assets of the Company remaining after satisfaction of all liabilities of the Company.

Preferred Stock

     The Articles of Incorporation of the Company authorize issuance of a maximum of 10,000,000 Preferred Shares. The Articles of Incorporation vest the Board of Directors of the Company with the authority to divide the class of Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the Commonwealth of Pennsylvania and the Articles of Incorporation in respect of, among other things: (a) the number of Preferred Shares to constitute such series and the distinctive designations thereof; (b) the rate and preference of dividends (if any), the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; (c) whether Preferred Shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (d) the liquidation preferences payable on Preferred Stock in the event of involuntary or voluntary liquidation; (e) sinking fund or other provisions, if any, for redemption or purchase of Preferred Stock; (f) the terms and conditions by which Preferred Stock may be converted, if the Preferred Stock of any series are issued with the privilege of conversion, and (g) voting rights, if any. Because the Company has not issued any Preferred Stock, no designation of the rights and preferences of any such shares has been established as of the date of this Prospectus . The issuance of Preferred Stock could decrease the amount of money and assets available for distribution to the holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock.

     No Preferred Stock is issued or outstanding on the date of this Prospectus and management has no plans to issue any Preferred Stock in the foreseeable future. Prospective investors in this Offering should be aware that some or all of the Preferred Stock may be issued to deter or delay a takeover bid that is opposed by management, or for such other purposes as the Company's Board of Directors may so determine in the future, in their sole discretion.

Transfer Agent and Registrar

     Corporate Stock Transfer Co., Inc., 370 17th Street, Suite 2350, Denver, Colorado 80202 has been retained to act as the Transfer Agent for the Common Stock of the Company.

                              PLAN OF DISTRIBUTION

     Sales of all or a portion of the shares registered hereunder may be made from time to time by the Selling Stockholder, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on the Over the Counter Bulletin Board Market, in another over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise, or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act and Rule
144 promulgated thereunder may be sold under such provisions rather than pursuant to this Prospectus. Without limiting the generality of the foregoing, the shares may be sold, without limitation, in one or more of the following types of transactions: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) face-to-face transactions between sellers and purchasers without a broker-dealer; (e) an exchange distribution in accordance with the rules of such exchange; and (f) a combination of any such methods of sale. In addition, the Selling Stockholder may use this Prospectus to distribute the Shares in any other manner permitted under applicable securities laws. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate in the resales.

     Broker-dealers may agree with the Selling Stockholder to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholder may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

     In connection with distribution of the Shares or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. From time to time the Selling
Stockholder may pledge its Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Stockholder, the broker may offer and sell the pledged Shares from time to time.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholder in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. Any dealer or brokerage firm participating in any distribution of the shares may be required to deliver a copy of this Prospectus, including any supplement to this Prospectus (the "Prospectus Supplement"), to any person who purchases any of the shares from or through such dealer or broker.

     The Company has advised the Selling Stockholder that, during such time as it may be engaged in a distribution of the shares included herein, it is required to comply with Regulation M promulgated under the Exchange Act. In general, Regulation M precludes any Selling Stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. A "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities and depends on the "magnitude of the offering and the presence of special selling efforts and selling methods." Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

     It is anticipated that the Selling Stockholder will offer the shares listed in the table under "Selling Stockholder" from time to time, except that Crescent may or may not choose to exercise its Warrants in order to purchase the shares listed in the table, depending on the relationship between the prevailing market price of the Common Stock from time to time and the exercise prices of the various Warrants (see the information with regard to exercise prices in the table under "Selling Stockholder"). See "Risk Factors-Effect of Additional Shares Traded."

     The Company is required to pay all fees and expenses incident to the registration of the Shares. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     Certain aspects of the validity of the Common Stock has been passed upon for Sytron by Bresler Goodman & Unterman, LLP.

                                     EXPERTS

     The audited financial statements included in this Prospectus have been examined by Jones, Jensen & Company, independent certified public accountants, to the extent and for the periods indicated in their report with respect thereof and has been included in this Prospectus in reliance upon the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (together with all amendments, exhibits and schedules, the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each such instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. As a result of the Offering, the Company will become subject to the information requirements of the Exchange Act, and in accordance therewith will file reports, proxy statements and other information with the Commission. The Registration Statement, as well as all periodic reports and other information to be filed by the Company pursuant to the Exchange Act, may be inspected without charge and copied upon payment of fees prescribed by the Commission at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the Commission's regional offices located at Seven World Trade Center, 7th Floor, New York, New York 10048 and 1801 California Street, Suite 4800, Denver, Colorado 80202-2648. The Commission maintains a worldwide web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company intends to furnish its stockholders with annual reports containing consolidated audited financial statements which have been certified by its independent public accountant, and quarterly reports containing unaudited summary consolidated financial information for each of the first three quarters of each fiscal year.

                          SYTRON, INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 1998 and 1997

                                 C O N T E N T S


Independent Auditors' Report.................................................F-3

Consolidated Balance Sheets..................................................F-4

Consolidated Statements of Operations........................................F-6

Consolidated Statements of Stockholders' Equity (Deficit)....................F-7

Consolidated Statements of Cash Flows........................................F-8

Notes to the Consolidated Financial Statements...............................F-9

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Sytron, Inc. and Subsidiaries
Broomfield, Colorado


We have audited the accompanying consolidated balance sheets of Sytron, Inc. and Subsidiaries as of September 30, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended September 30, 1998, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of Sytron, Inc. and Subsidiaries as of September 30, 1998 and 1997 and the results of their operations and their cash flows for the years ended September 30, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the consolidated financial statements, the Company has suffered losses from operations since inception, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 15. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Jones, Jensen & Company
Salt Lake City, Utah
November 20, 1998

                          SYTRON, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets


                                     ASSETS
                                     ------

                                                            September 30,
                                                     --------------------------
                                                         1998           1997
                                                     -----------    -----------

CURRENT ASSETS

   Cash                                              $    22,793    $    99,222
   Accounts receivable, net (Note 2)                     755,361        602,137
   Inventory (Note 2)                                    853,106      1,648,761
   Prepaid expenses                                       42,083          6,358
                                                     -----------    -----------

     Total Current Assets                              1,673,343      2,356,478
                                                     -----------    -----------

PROPERTY AND EQUIPMENT (Note 3)

   Equipment                                           1,297,639      1,198,768
   Leasehold improvements                                 24,471         29,615
   Software                                               10,753         29,227
   Less - accumulated depreciation and amortization     (992,221)      (880,633)
                                                     -----------    -----------

     Total Property and Equipment                        340,642        376,977
                                                     -----------    -----------

OTHER ASSETS

   Computer software (Notes 2 and 4)                   1,270,308      1,583,479
   Other assets                                           52,575         30,630
   Organization costs, net (Note 4)                         --           80,728
   Goodwill (Note 2)                                     200,436        295,406
                                                     -----------    -----------

     Total Other Assets                                1,523,319      1,990,243
                                                     -----------    -----------

     TOTAL ASSETS                                    $ 3,537,304    $ 4,723,698
                                                     ===========    ===========


              The accompanying notes are an integral part of these
                       consolidated financial statements.


                            SYTRON, INC. AND SUBSIDIARIES
                       Consolidated Balance Sheets (Continued)


                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                   ----------------------------------------------

                                                                September 30,
                                                        ---------------------------
                                                            1998            1997
                                                        ------------    -----------

CURRENT LIABILITIES
   Accounts payable                                     $  2,058,325    $  1,214,252
   Accrued expenses                                          892,939         857,450
   Convertible subordinated debentures (Note 6)               42,263          42,263
   Reserve for discontinued operations                        27,416          27,416
   Capital leases - current portion (Note 8)                  11,140            --
   Notes payable - related parties (Note 9)                  344,250         344,250
   Notes payable - current portion (Note 9)                  274,445       1,241,879
                                                        ------------    ------------

     Total Current Liabilities                             3,650,778       3,727,510
                                                        ------------    ------------

LONG-TERM DEBT

   Capital leases (Note 8)                                    51,707            --
   Long-term debt (Note 9)                                   642,513          72,884
                                                        ------------    ------------

     Total Long-Term Debt                                    694,220          72,884
                                                        ------------    ------------

     Total Liabilities                                     4,344,998       3,800,394
                                                        ------------    ------------

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY (DEFICIT)

   Common stock, $0.01 par value, 20,000,000 shares
    authorized, 5,903,537 and 3,606,664 shares issued
    and outstanding, respectively                             59,035          36,067
   Additional paid-in capital                             11,303,006       9,100,495
   Stock subscriptions receivable (Note 5)                  (269,625)           --
   Accumulated deficit                                   (11,900,110)     (8,213,258)
                                                        ------------    ------------

     Total Stockholders' Equity (Deficit)                   (807,694)        923,304
                                                        ------------    ------------

     TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY (DEFICIT)                                  $  3,537,304    $  4,723,698
                                                        ============    ============


                The accompanying notes are an integral part of these
                         consolidated financial statements.


                                       F-5

                          SYTRON, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations

                                            For the Years Ended September 30,
                                        -----------------------------------------
                                           1998           1997            1996
                                        -----------    -----------    -----------
REVENUES
   Sales                                $ 5,087,136    $ 4,364,751    $ 2,409,310
   Cost of sales                          2,898,969      2,375,079      1,257,294
                                        -----------    -----------    -----------

     Gross Profit                         2,188,167      1,989,672      1,152,016
                                        -----------    -----------    -----------
EXPENSES

   Sales and marketing                    1,044,446        893,339        316,260
   General and administrative             1,669,061      1,593,913        954,196
   Research and development                 769,156        652,475        284,995
                                        -----------    -----------    -----------

     Total Expenses                       3,482,663      3,139,727      1,555,451
                                        -----------    -----------    -----------

     Loss from Operations                (1,294,496)    (1,150,055)      (403,435)
                                        -----------    -----------    -----------

OTHER INCOME (EXPENSES)

   Interest expense                        (304,837)      (859,854)      (122,325)
   Other income (expense)                  (155,346)         1,396         29,630
   Gain (loss) on disposal of assets     (1,321,958)         2,044           --
   Loss from obsolete inventory            (827,698)          --             --
                                        -----------    -----------    -----------

     Total Other Income (Expenses)       (2,609,839)      (856,414)       (92,695)
                                        -----------    -----------    -----------

(LOSS) BEFORE EXTRAORDINARY ITEMS        (3,904,335)    (2,006,469)      (496,130)
                                        -----------    -----------    -----------

EXTRAORDINARY ITEMS

   Gain from discontinued operations           --             --          667,948
   Income from debt release                 217,483           --           70,694
                                        -----------    -----------    -----------

     Total Extraordinary Items              217,483           --          738,642
                                        -----------    -----------    -----------

NET INCOME (LOSS)                       $(3,686,852)   $(2,006,469)   $   242,512
                                        ===========    ===========    ===========
BASIC INCOME (LOSS) PER SHARE

   Before extraordinary items           $     (0.84)   $     (0.61)   $     (0.23)
   Extraordinary items                         0.05           --             0.34
                                        -----------    -----------    -----------

BASIC INCOME (LOSS) PER SHARE           $     (0.79)   $     (0.61)   $      0.11
                                        ===========    ===========    ===========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING                4,647,259      3,273,194      2,190,081
                                        ===========    ===========    ===========

FULLY DILUTED INCOME (LOSS) PER SHARE

   Before extraordinary items           $     (0.47)   $     (0.39)   $     (0.15)
   Extraordinary items                         0.03           --             0.23
                                        -----------    -----------    -----------

FULLY DILUTED INCOME (LOSS) PER SHARE   $     (0.44)   $     (0.39)   $      0.08
                                        ===========    ===========    ===========

FULLY DILUTED WEIGHTED AVERAGE
 NUMBER OF COMMON SHARES
 OUTSTANDING                              8,391,684      5,164,657      3,223,261
                                        ===========    ===========    ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                       F-6


                                       SYTRON, INC. AND SUBSIDIARIES
                          Consolidated Statements of Stockholders' Equity (Deficit)


                                                Common Stock             Additional         Stock
                                           -------------------------      Paid-in       Subscriptions    Accumulated
                                            Shares          Amount        Capital        Receivable        Deficit
                                            ------          ------        -------        ----------        -------

Balance,  September 30, 1995               1,584,363    $     15,844    $  5,290,213    $       --      $ (6,449,301)

Issuance of common stock options                --              --           250,000            --              --

Common stock issued for:
  Services                                   477,340           4,773          63,717            --              --
  Conversion of debt                         155,750           1,557         431,254            --              --
  Cash from offering                          20,000             200          99,800            --              --
  Stock offering costs                          --              --          (531,572)           --              --
  Cash from exercising warrants              342,270           3,423         681,187        (352,342)           --
  Purchase of Mundix Control Systems         300,000           3,000       1,497,000            --              --

Net income for the  year ended
 September 30, 1996                             --              --              --              --           242,512
                                        ------------    ------------    ------------    ------------    ------------

Balance, September 30, 1996                2,879,723          28,797       7,781,599        (352,342)     (6,206,789)

Cash received for stock subscriptions
 receivable                                     --              --              --           352,342            --

Common stock issued for:
  Conversion of debt                          58,772             588          85,246            --              --
  Cash from exercising warrants               25,923             259          70,222            --              --
  Converted debentures                         9,761              98          19,424            --              --
  Equipment                                   45,000             450           4,050            --              --
  The purchase of the net assets of
    Camenco, Inc.                            200,000           2,000         448,000            --              --
  The purchase of the net assets of
     Point Automation                         25,000             250          49,750            --              --
  Interest expense                           334,789           3,348         666,230            --              --
  Services rendered                           34,446             344           9,656            --              --

Common stock canceled as a result of
 services not being performed                 (6,750)            (67)        (33,682)           --              --

Net (loss) for the year ended
 September 30, 1997                             --              --              --              --        (2,006,469)
                                        ------------    ------------    ------------    ------------    ------------

Balance, September 30, 1997                3,606,664          36,067       9,100,495            --        (8,213,258)

Common stock issued for:
  Services rendered                          188,970           1,890         167,337            --              --
  The purchase of the net assets
    of Nautica Security Group, Inc.           50,000             500         189,500            --              --
  Conversion of debt                       1,079,619          10,796       1,018,514            --              --
  Cash                                       978,284           9,782         905,578        (269,625)           --

Stock offering costs                            --              --           (78,418)           --              --

Net (loss) for the year ended
 September 30, 1998                             --              --              --              --        (3,686,852)
                                        ------------    ------------    ------------    ------------    ------------

Balance, September 30, 1998                5,903,537    $     59,035    $ 11,303,006    $   (269,625)   $(11,900,110)
                                        ============    ============    ============    ============    ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                       F-7


                                  SYTRON, INC. AND SUBSIDIARIES
                              Consolidated Statements of Cash Flows


                                                               For the Years Ended September 30,
                                                           -----------------------------------------
                                                              1998           1997            1996
                                                           -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                       $(3,686,852)   $(2,006,469)   $   242,512
   Adjustments to reconcile net income (loss)
    to net cash (used) provided by operating activities:
     Depreciation and amortization                             705,616        595,918        239,270
     Income from debt release                                 (217,483)          --          (70,694)
     Stock issued (canceled) for services rendered             169,226        (23,749)        68,490
     Stock issued for interest                                 203,246        669,578           --
     Loss on disposal of asset                               1,321,958           --            1,465
     Bad debt expense                                           18,030         83,881         13,305
     Loss from obsolete inventory                              827,698           --             --
   Changes in operating assets and liabilities:
     (Increase) decrease in accounts receivable
      and related receivables                                 (171,254)      (320,542)       205,743
     (Increase) decrease in inventory                           86,661       (634,544)      (124,456)
     (Increase) decrease in prepaid expenses                   (35,725)        25,209          2,067
     (Increase) decrease in other assets                       (21,945)      (262,076)       (33,361)
     Increase (decrease) in accrued expenses                    77,188        368,180       (450,395)
     Increase (decrease) in accounts payable                   896,323        660,155       (779,680)
                                                           -----------    -----------    -----------

       Net Cash (Used) Provided by Operating Activities        172,687       (844,459)      (685,734)
                                                           -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES

   Purchase of fixed assets                                   (183,462)      (157,827)       (21,698)
   Computer software development                              (737,312)          --             --
                                                           -----------    -----------    -----------

     Net Cash (Used) by Investing Activities                  (920,774)      (157,827)       (21,698)
                                                           -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from issuance of stock                             567,317        422,823        865,079
   Proceeds from note payable                                  190,659        629,298        211,999
   Repayment of notes payable and capital leases               (86,318)      (136,655)      (250,757)
                                                           -----------    -----------    -----------

     Net Cash Provided by Financing Activities                 671,658        915,466        826,321
                                                           -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH                                (76,429)       (86,820)       118,889

CASH AT BEGINNING OF YEAR                                       99,222        186,042         67,153
                                                           -----------    -----------    -----------

CASH AT END OF YEAR                                        $    22,793    $    99,222    $   186,042
                                                           ===========    ===========    ===========

CASH PAID DURING THE YEAR FOR:

  Interest                                                 $    13,556    $   102,417    $    61,031
  Income taxes                                             $      --      $      --      $      --


NON CASH FINANCING ACTIVITIES:

Issuance (cancellation) of common stock for services
 rendered                                                  $   169,227    $   (23,749)   $    68,490
Conversion of debt to common stock                         $ 1,029,310    $   774,934    $   432,811
Purchase of subsidiaries by the issuance of common stock   $   190,000    $      --      $ 1,500,000
Purchase of equipment by the issuance of common stock      $      --      $     4,500    $      --


                      The accompanying notes are an integral part of these
                               consolidated financial statements.


                                       F-8

                          SYTRON, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           September 30, 1998 and 1997


NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

     Sytron, Inc. (the Company) was organized under the laws of the State of Pennsylvania on November 9, 1992. Sytron Security Products, Inc. became a separate division of the Company on August 1, 1995. Sytron Parking Systems, Inc. was activated August 1, 1996. Sytron Security Systems, Inc. was activated January 14, 1997. Sytron Security Group, Ltd. was activated in June 1997. Point Automation, Inc. was activated in August 1997. The Company is involved in the manufacture and assembly of electronic components for the security, access control, parking and alarm monitoring industries.

     The Company acquired Biometrics, Inc. on March 4, 1997 as a result of its purchase of the net assets of Camenco, Inc. for 200,000 shares of common stock valued at $500,000. The acquisition is accounted for as a combination under the purchase method of accounting with acquired assets and liabilities recorded at their fair market value.

     The Company acquired Mundix Controls Systems, Inc. on September 6, 1996 for 300,000 shares of common stock valued at $1,500,000. The acquisition is accounted for as a combination under the purchase method of accounting with acquired assets and liabilities recorded at their fair market values.
     Activity from the date of acquisition to September 30, 1996 have been included in the statement of operations.

     On September 29, 1995, the Company purchased Dorado Systems Corporation for $1,029,137. The acquisition is accounted for as a combination under the purchase method of accounting with acquired assets and liabilities recorded at their fair market values.

     The Company acquired Nautica Security Group, Inc. on May 10, 1998 for 50,000 shares of common stock valued at $190,000. The acquisition is accounted for as a combination under the purchase method of accounting with acquired assets and liabilities recorded at their fair market value.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a. Accounting Method

     The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a September 30 year end.

     b. Basic Income (Loss) Per Share

     The basic income (loss) per share of common stock is based on the weighted average number of shares issued and outstanding during the period of the consolidated financial statements. Stock warrants and options prior to conversion are not included in the basic calculation because their inclusion would be antidilutive, thereby reducing the net loss per common share. Stock warrants and options have been included in the fully diluted income (loss) per share.

     c. Provision for Taxes

     At September 30, 1998, the Company has net operating loss carryforwards of approximately $11,900,000 which will expire in 2007 through 2013. No tax benefit has been reported in the consolidated financial statements and the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

                          SYTRON, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           September 30, 1998 and 1997


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     d. Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     e. Accounts Receivable

     Accounts receivable are shown net of the allowance for doubtful accounts of $85,676 and $135,589 at September 30, 1998 and 1997, respectively.

     f. Principles of Consolidation

     The consolidated financial statements include those of Sytron, Inc. and its wholly-owned subsidiaries: Dorado Systems Corporation (Dorado), Sytron Security Products, Inc. (SSP), Sytron Parking Systems, Inc. (SPS), Sytron Security Systems, Inc. (SSS), Sytron Security Group, Ltd. (SSG), Biometrics, Inc, (Biometrics), Mundix Control Systems, Inc. (Mundix), Nautica Security Group, Inc. (Nautica) and Point Automation, Inc. (PAI). All significant intercompany accounts and transactions have been eliminated.

     g. Inventory

     The inventory is carried at its lower of cost or market value using the average cost method. At September 30, 1998 and 1997 inventories were as follows:

                                                September 30,
                                         --------------------------
                                             1998           1997
                                         -----------    -----------

            Raw materials and supplies   $ 1,197,064    $ 1,366,610
            Work-in-process                  237,706        175,729
            Finished goods                    76,704        106,422
            Reserve for obsolete items      (658,368)          --
                                         -----------    -----------

                 Total                   $   853,106    $ 1,648,761
                                         ===========    ===========

     h. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     i. Goodwill

     The excess of the purchase price over the fair market value of the assets and liabilities acquired in the purchase of Dorado and Mundix has been recorded as goodwill.

     Amortization of goodwill is determined using the straight-line method over 5 years. Amortization expense was $94,969, $94,969 and $84,472 for the years ended September 30, 1998, 1997 and 1996, respectively.

                          SYTRON, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           September 30, 1998 and 1997


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     j. Computer Software

     Intangibles are stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of five years. Amortization expense was $418,329, $325,997 and $24,001 for the years ended September 30, 1998, 1997 and 1996, respectively.

     k. Concentrations of Credit Risk

     The Company sells its product to various customers throughout the United States. The Company extends credit to its customers.

     Credit losses, if any, have been provided for in the consolidated financial statements and are based on management's expectations. The Company's accounts receivable are subject to potential concentrations of credit risk. The Company does not believe that it is subject to any unusual risks, nor significant risks in the normal course of its business.

     l. Revenue Recognition

     Revenue is recognized upon shipment of goods to the customer. For construction projects, revenue is recognized using the percentage of completion method.

     m. Reclassification

     Certain September 30, 1997 and 1996 balances have been reclassified to conform with the September 30, 1998 consolidated financial statement presentation.

     n. Advertising

     The Company follows the policy of charging the costs of advertising to expense as incurred.

     o. Change in Accounting Principle

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" during the year ended September 30, 1998. In accordance with SFAS No. 128, diluted earnings per share must be calculated when an entity has convertible securities, warrants, options, and other securities that represent potential common shares. The purpose of calculating diluted earnings (loss) per share is to show (on a pro forma basis) per share earnings or losses assuming the exercise or conversion of all securities that are exercisable or convertible into common stock and that would either dilute or not affect basis EPS. As permitted by SFAS No. 128, the Company has retroactively applied the provisions of this new standard by showing the fully diluted income (loss) per common share for all years presented.

     p. Year 2000 Issue

     The Company is conducting a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue. The Issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. Based on the review of the computer systems, management believes its products and software are Year 2000 compliant.

                          SYTRON, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           September 30, 1998 and 1997


NOTE 3 - PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Major additions and improvements are capitalized. Minor replacements, maintenance and repairs that do not increase the useful life of the assets are expensed as incurred. Depreciation of property and equipment is determined using the straight-line method over the expected useful lives of the assets as follows:

              Description                             Useful Lives
              -----------                             ------------
              Equipment                                  5 years
              Leasehold Improvements                     5 years
              Software                                   5 years

     Depreciation expense was $129,734, $146,673 and $114,700 for the years ended September 30, 1998, 1997 and 1996, respectively.

NOTE 4 - INTANGIBLE ASSETS

     During the year ended September 30, 1998, the Company expensed all of its organizational costs as a result of Statement of Position (SOP) 98-5. SOP 98-5 requires all organizational costs to be expensed.

     The Company capitalized the costs incurred for software purchased for internal use and amortizes the costs over the expected useful life of five years.

     Intangible assets consisted of the following:

                                                 September 30,
                                          --------------------------
                                              1998           1997
                                          -----------    -----------

          Computer software               $ 1,409,744    $ 1,933,477
          Less accumulated amortization      (139,436)      (349,998)
                                          -----------    -----------

                                          $ 1,270,308    $ 1,583,479
                                          ===========    ===========

          Organization costs              $      --      $   165,349
          Less accumulated amortization          --          (84,621)
                                          -----------    -----------

                                          $      --      $    80,728
                                          ===========    ===========

     Amortization expense for the years ended September 30, 1998, 1997 and 1996 was $499,057, $354,276 and $40,098, respectively.

NOTE 5 - STOCK TRANSACTIONS

     The Company completed an offering under Rule 504 to Regulation D of the Securities Act of 1933 on July 12, 1996. The offering was comprised of 20,000 units, each of which contained one share of common stock, six "A" warrants, fourteen "B" warrants and one "C" warrant. A total of $100,000 was raised from the sale of these units. The "A" warrants are exercisable at $0.10; the "B" warrants are exercisable at $3.00; and the "C" warrants are exercisable at $2.20.

     In conjunction with the Company's offering, 120,000 A Warrants, 224,270 B Warrants and 1,860 C Warrants were converted into 368,193 shares of common stock with cash proceeds of $402,749.

                          SYTRON, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           September 30, 1998 and 1997

NOTE 5 - STOCK TRANSACTIONS (Continued)

     The 300,000 shares issued to acquire Mundix are being held in escrow pursuant to the provisions and terms of the escrow agreement. The terms of the agreement require that over the next 30 months after closing date that Mundix through Sytron Security Products, Inc. (SSP) receive and accept orders in the amount of $4,000,000. If such orders are received or accepted the full payment of said orders must be received within a 36 month period following the 30 month selling period. The purchase price shall be reduced by an amount equal to one share of Sytron common stock valued at $5.00 per share for each $20.00 of shortfall.

NOTE 6 - CONVERTIBLE SUBORDINATED DEBENTURES

     The Company has outstanding convertible, subordinated debentures that matured on January 31, 1996, but remain unpaid. As of September 30, 1998 and 1997, $42,263 and $42,263 were payable by the Company as a result of these debentures. During 1997, $14,856 of the debentures were converted to common stock.

     10% interest on the debentures is payable annually, until the unpaid principal balances are paid. The unpaid principal balances of the debentures may be converted into fully-paid and non-assessable shares of the Company's common stock.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

     a. Lease Agreement

     On August 8, 1996, the Company entered into an operating lease obligation for a period of five years and three months with the ability to exercise option periods for its new office and manufacturing space, located in Broomfield, Colorado. On June 13, 1998, the Company amended the operating lease to be effective February 1, 1999 through December 31, 2002. The lease requirements are as follows:

               Year Ending
              September 30,                                    Amount
              -------------                                  ---------
                  1999                                       $ 127,824
                  2000                                          97,128
                  2001                                          97,128
                  2002                                          97,128
                  2003                                          24,282
                  2004 and thereafter                             --
                                                             ---------
                                                             $ 443,490

     Rent expense for the years ended September 30, 1998, 1997 and 1996 was $125,978, $75,213 and $14,588, respectively.

     b. Litigation

     The Company is subject to several actions which management believes are not material to the consolidated financial statements.

     c. Employment Agreements

     The Company has entered into employment agreements with two of its key officers. These agreements expire January 1, 2000. The agreements require a total of $200,546 to be paid on a yearly basis as compensation to these individuals through the end of their agreements.

                          SYTRON, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           September 30, 1998 and 1997


NOTE 7 - COMMITMENTS AND CONTINGENCIES (Continued)

     d. Commitments

     In February 1998, the Company entered into a written agreement with Camenco, Inc. (Camenco) settling an outstanding lawsuit. Pursuant to the terms of the settlement agreement, the Company agreed to pay Camenco
     $237,500 in ten monthly installments and Camenco would return 200,000 shares of the Company's common stock. The Company is selling the common stock in order to pay for the settlement. At September 30, 1998, the Company still owed $142,500 and the Company will use the proceeds from the sale of the remaining unreturned shares to pay off the settlement balance, which management believes will be sufficient to cover the remaining unpaid balance. The Company will be liable for any shortfall if the proceeds are not sufficient to cover the debt.

     e. Joint Venture Agreement

     Through the acquisition of Nautica, the Company became party to a joint venture agreement with a Brazilian company to market the monitoring device technology currently being used as an automatic vehicle location system. The Brazilian company possesses its own radio communication infrastructure and licenses for the operation of frequencies in Brazil. The two companies have agreed to work together to develop, market, sell, install and service the vehicle tracking system.

NOTE 8 - CAPITAL LEASES

     The Company leases certain equipment with lease terms ending in 2002 and 2003. Obligations under these capital leases have been recorded in the accompanying consolidated financial statements at the present value of future minimum lease payments.

     Obligations under capital leases at September 30, 1998 and 1997 consisted of the following:

                                          September 30,
                                      --------------------
                                        1998        1997
                                      --------    --------

              Total                   $ 62,847    $    --
              Less: current portion    (11,140)        --
                                      --------    --------

              Long-term portion       $ 51,707    $    --
                                      ========    ========

     The future minimum lease payments under these capital leases and the net present value of the future minimum lease payments are as follows:

          Year Ending
        September 30,                                          Amount
        -------------                                        ----------
            1999                                             $   21,272
            2000                                                 21,272
            2001                                                 21,272
            2002                                                 21,272
            2003                                                  5,122
            2004 and thereafter                                    --
                                                             ----------
           Total future minimum lease payments                   90,210
           Less, amount representing interest                   (27,363)

           Present value of future minimum lease payments    $   62,847
                                                             ==========



                          SYTRON, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           September 30, 1998 and 1997


NOTE 9 - NOTES PAYABLE AND NOTES PAYABLE-RELATED PARTIES

                                                                                  September 30,
                                                                           --------------------------
                                                                               1998          1997
                                                                           -----------  -------------
     Note payable Springhill Holdings Limited  (Shareholder),
       at 10% interest rate, is due on demand and is
       collateralized by certain assets of the Company.               $    73,000  $      73,000
     Note payable Werren Holdings Limited, (Shareholder)
       at 10% interest rate, is due on demand and is
       collateralized by certain assets of the Company.                    10,000         10,000
     Note payable Katonah West Pension Plan, at
       (Shareholder) 10% interest rate, is due on demand and
       is collateralized by certain assets of the Company.                249,750        249,750
     Note payable Ragsdale Family Trust, at 9% interest rate,
       the principal and interest is March 29, 1996, secured by
       free trading stock of the same value as the note payable.           -             200,000
     Note payable Ragsdale Family Trust, at 9%, interest rate,
       the monthly payments shall equal 20% of the gross
       accounts receivable shipped during the preceding
       month, and is secured by inventory of the Company.                  -             107,122
     Note payable Ragsdale Family Trust at 9% interest rate,
       principal and interest payments of $1,361 due monthly
       and is secured by fixed assets.                                     -              14,577
     Note payable Forum Trading, due from judgment dated
       February 15, 1996,  at 8.0%  interest  rate,  requires  monthly payments of $2,000 beginning March 15, 1996
       and is unsecured.                                                   57,498         73,088
     Note payable Wagner Sharer & Co. due from judgment
       dated  September  12, 1996,  at 7.0%  interest  rate,  requires monthly  principal and interest payments of $750, with lump sum payments  of $9,000 on  November 1, 1997 and $7,000 on November
       1, 1998. Payments will reduce to $500 per month for the last
       twelve months and is  unsecured.                                    30,233         31,750
     Notes payable United Credit at 14.0% interest rate,
       requires monthly principal and interest payments of
       $5,000 beginning October 1, 1996 and is unsecured.                     571         28,569
     Note payable to an individual, at 12.0% interest rate,
       requires monthly principal and interest payments of
       $3,000, beginning  October 30, 1996 and is unsecured.               -              42,753
     Note payable shareholder, non-interest bearing and due
       by December 31, 1997 and is unsecured, currently in
       default.                                                            11,500         11,500
     Note payable to various individuals at 10.5% interest
       rate, principal and interest due November 1997,
       secured by accounts receivable.                                     -             128,000
     Note payable to an individual, at 16.0% interest rate,
       requires weekly principal and interest payments of
       $2,000 beginning July 31, 1998, unsecured.                          13,000         -
     Notes payable to various individuals at 12.0% interest
       rate, principal and interest due April, 1998, unsecured,
       currently in default.                                               50,000        451,298
                                                                      -----------  -------------

     Balance forward                                                  $   495,552  $   1,421,407
                                                                      -----------  -------------

                                      F-15


                          SYTRON, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           September 30, 1998 and 1997


NOTE 9 - NOTES PAYABLE AND NOTES PAYABLE-RELATED PARTIES (Continued)

                                                                              September 30,
                                                                       --------------------------
                                                                           1998          1997
                                                                       ------------  ------------
     Balance forward                                                   $    495,552  $  1,421,407

     Note payable  to  various  individuals  at 12.0%  interest  rate, principal and interest due June 1998, unsecured,
       currently in default.                                                 40,000        50,000
     Notes payable to various individuals at 9.5% interest
       rate, interest payments due quarterly, principal due
       January 31, 2000, secured by accounts receivable.                    608,656        -
     Note payable United Credit at 14.0% interest rate,
       balance not to exceed  $250,000 or 75% of accounts  receivable, monthly  payments  based  on  outstanding  accounts  receivable balance, secured by accounts
       receivable, inventory and equipment of Dorado.                       117,000       187,606

          Less related party notes                                         (344,250)     (344,250)
                                                                      -------------  ------------

          Total notes payable                                               916,958     1,314,763

          Less current portion                                             (274,445)   (1,241,879)
                                                                      -------------  ------------

          Total Long-Term Debt                                        $     642,513  $     72,884
                                                                      =============  ============

     Scheduled maturities of notes payable are as follows:

            1999                                                                     $    274,445
            2000                                                                          630,746
            2001                                                                           11,767
            2002                                                                             --
            2003                                                                             --
            Thereafter                                                                       --
                                                                                     ------------

                                                                                     $    916,958
                                                                                     ============

                                      F-16

                          SYTRON, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           September 30, 1998 and 1997


NOTE 10 - OUTSTANDING STOCK OPTIONS AND PURCHASE WARRANTS

     The following summarizes the exercise price per share and expiration date of the Company's outstanding options and warrants to purchase common stock at September 30, 1998. These warrants may be extended at the Company's discretion.

           Type         Expiration Date         Exercise Price        Number
           ----         ---------------         --------------        ------

         Options          February 2002            $3.625               9,340
         Options           2002 to 2003            $2.50               92,620
         Options              June 2001            $2.26              357,716
         Options          February 2003            $1.875               9,993
         Options      March to May 2002            $1.53              464,411
         Options              June 2002            $1.50                5,678
         Options          February 2003            $1.375               1,000
         Options           2002 to 2003            $1.125             108,573
         Options           October 2002            $1.00              122,932
         Options           2002 to 2003            $0.875              91,809
         Options             March 2002            $0.75              750,000
         Warrants          1999 to 2002            $2.50               80,153
         Warrants              May 2003            $2.00              100,000
         Warrants            April 2002            $1.75                2,000
         Warrants          1999 to 2003            $1.625             157,200
         Warrants          1999 to 2000            $1.50               72,000
         Warrants         February 2003            $1.375              80,000
         Warrants             July 2002            $1.125              86,000
         Warrants          2002 to 2003            $1.00               38,000
         Warrants          2001 to 2003            $0.75              415,000
         Warrants          October 2002            $0.625             700,000
                                                                  ------------

                                                                    3,744,425
                                                                    =========

     The Company has established a non statutory stock option plan dated June 28, 1996 that provides options to purchase 2,000,000 shares of common stock on a 1 for 1 basis. 1,440,738 options are fully vested of which 176,666 options were exercised as of September 30, 1998. The remaining options will gradually vest between 1998 through 2003. No options shall be granted under the plan after June 28, 2000. Options issued will have a five year period to be exercised.

     The plan was established to provide a special incentive to selected individuals who have made significant contributions to the business and its success. The plan shall be administered by the board of directors of the Company or an option committee.

NOTE 11 - DISCONTINUED OPERATIONS

     MHB Manufacturing, Inc. (MHB), a wholly-owned subsidiary of the Company, has discontinued its operations as of March 31, 1996 and has filed for bankruptcy. The investment and intercompany accounts have been written off resulting in a gain from discontinued operations during 1996.

                          SYTRON, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           September 30, 1998 and 1997


NOTE 12 - CONSOLIDATED PROFORMA STATEMENTS OF OPERATIONS

     The historical information contained herein has been consolidated on a proforma basis and is presented as unaudited. The purchase of assets and liabilities from Nautica Technology Group, Intl. (Nautica) on May 10, 1998 is described in Note 1. The purchase has been presented as though it was effective October 1, 1997. All significant accounting policies for Nautica are the same as the Company's as defined in Note 2.

                                                      For the Year Ended
                                     For the          September 30, 1998
                                   Period Ended   --------------------------
                                   May 10, 1998    Sytron and      Proforma
                                     Nautica      Subsidiaries     Combined
                                     -------      ------------     --------

   REVENUES                        $      --      $ 5,087,136    $ 5,087,136
                                   -----------    -----------    -----------

   COST AND EXPENSES

     Cost of sales                        --        2,898,968      2,898,968
     General and administrative         97,341      3,483,315      3,580,656
     Interest                            6,805        303,514        310,319
     Other expense (income)               --        2,305,674      2,305,674
     Extraordinary items                  --         (217,483)      (217,483)
                                   -----------    -----------    -----------

        Total Costs and Expenses       104,146      8,773,988      8,878,134
                                   -----------    -----------    -----------

   NET LOSS                        $  (104,146)   $(3,686,852)   $(3,790,998)
                                   ===========    ===========    ===========

NOTE 13 - SECURITY INTEREST

     In consideration for funds loaned to the Company by related parties for the purchase of Dorado Systems Corporation (Dorado), the Company granted a security interest in Dorado's common stock. 22,403 shares of Dorado's common stock were issued and are being held in a nominee's name until loans have been paid.

NOTE 14 - ROYALTY COMMITMENT

     On November 22, 1996, the Company purchased the parking division of The Stanley Works (Stanley) for $25,000 cash. In addition, the Company has agreed to pay Stanley a royalty based on the Company's net sales of parking products with the royalty agreement expiring November 22, 1998. The royalty commitment is 5% of the Company's net sales to Stanley and its network of distribution companies and 1% of all other net sales of the parking products .

NOTE 15 - GOING CONCERN

The Company's consolidated financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred operating losses from its inception through September 30, 1998. It has not established revenues sufficient to cover its operating costs and to allow it to continue as a going concern.

                          SYTRON, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           September 30, 1998 and 1997

NOTE 15 - GOING CONCERN (Continued)

     The Company feels it would achieve operating profits and positive cash flow if operated for maximum return in its current form. Management believes, however, that substantial opportunity exists in the highly fragmented security industry for a broad line, full service provider. Management is committed to creating such a provider through extensive product development and through acquisition of companies with complimentary products and/or distribution networks. Many of these acquisitions are early stage companies with limited cash flow and heavy capital needs to realize their potential. Operating according to this philosophy has required greater spending, and foregoing current profit opportunities for future growth opportunities.

     In October 1998, the Company restructured its sales and marketing programs and made other changes intended to reduce operating costs. These steps included personnel and overhead reductions and deferral of some product development and marketing introduction activities.

     Without abandoning its long-term growth strategy, the Company has refocused existing operations to achieve profitability and positive cash flow. Additional acquisitions will be undertaken as financing to support them is obtained.

NOTE 16 - SUBSEQUENT EVENTS

     On October 2, 1998, the Company acquired Law Enforcement Technologic Resources, Inc. (LETR), by issuing 440,000 shares of its outstanding common stock. LETR is a law enforcement software developer. LETR has a subsidiary, Ventura Identification Systems, Inc., which is a first stage manufacturer of optical fingerprint readers.

     On  November  6,  1998,  the  Company  acquired  100% of ECSI  Construction
     Services, Inc. (ECSI), by issuing 100,000 restricted shares of its outstanding common stock.

     Subsequent to September 30, 1998, the Company renegotiated its equity line with Crescent for a total of $750,000 cash in the form of two separate notes, secured by the Company's inventory. The Company agreed to issue 100,000 shares of its outstanding common stock to Crescent as payment for restructuring the deal. The $750,000 cash had not been received by the Company as of the date of this audit report. Receipt will be in installments with initial payments based on the closing of the agreement and then after effective date of a Registration Statement.

                                TABLE OF CONTENTS


Prospectus Summary.............................................................2
Risk Factors...................................................................6
Crescent Financing............................................................14
Determination of Offering Price...............................................15
Dilution......................................................................15
Use of Proceeds...............................................................16
Selling Stockholder...........................................................16
Dividend Policy...............................................................17
Capitalization................................................................17
Selected Financial Data.......................................................19
Management's Discussion and Analysis of Financial Condition...................20
Business......................................................................25
Legal Proceedings.............................................................37
Management....................................................................38
Executive Compensation........................................................44
Disclosure of Commission Position on
  Indemnification for Securities Act Liabilities..............................45
Principal Shareholders........................................................46
Certain Transactions..........................................................48
Description of Securities.....................................................51
Plan of Distribution..........................................................52
Legal Matters.................................................................54
Experts.......................................................................54
Available Information.........................................................54

                      DEALER PROSPECTUS DELIVERY OBLIGATION

     Until            , all dealers that effect transactions in these securities may be required to deliver a prospectus.

                                    PART II


Item 24.  Indemnification of Directors and Officers.

     The following states the general effect of all statutes, charter provisions, by-laws, contracts or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such:

     Under 15 Pa.C.S.A. ss. 513(a), if a by-law adopted by the shareholders entitled to vote or members entitled to vote of a domestic corporation so provides, a director shall not be personally liable, as such, for monetary damages for any action taken unless the director breached or failed to perform the duties of his office, and such breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness. However, subsection (b) states that subsection (a) shall not apply to the liability of a director pursuant to any criminal statute or the payment of taxes pursuant to federal, state, or local law.

     Whereas 15 Pa.C.S.A. ss. 513 deals with domestic corporations, 15 Pa.C.S.A. ss. 1713 implements the very same language as it pertains to by-laws adopted by the shareholders of a business corporation.

     Additionally, 15 Pa.C.S.A. ss. 1721 states that persons upon whom the liabilities of directors are imposed shall to that extent be entitled to the rights and immunities conferred by or pursuant to law upon directors of a corporation.

     Article VIII of the Company's amended and restated By-Laws provides, in pertinent part:

              8.1 Limitation of Liability. Directors of this corporation shall not be personally liable for monetary damages as such for any action other than as expressly provided in 15 Pa.C.S.A. ss. 513 of the Associations Code and 15 Pa.C.S.A. Sections 1713 and 1721 of the Pennsylvania Business Corporation Law of 1988. It is the intention of this Section 8.1 to limit the liability of directors of this corporation to the fullest extent permitted by 15 Pa. C.S.A. ss.ss.513, 1713 and 1721, and any other present or future provision of Pennsylvania law.

              8.2 Indemnification. The corporation shall indemnify every director and officer, and may indemnify any employee or agent, to the full extent permitted by the Pennsylvania Business Corporation Law of 1988, the Pennsylvania Directors' Liability Act and any other present or future provision of Pennsylvania law. The corporation shall pay and advance expenses to directors and officers for matters covered by indemnification to the full extent permitted by such law, and may similarly pay and advance expenses for employees and agents. This Section 8.2 shall not exclude any other indemnification or other rights to which any party may be entitled in any manner.

Item 25.  Other Expenses of Issuance and Distribution.

     The following table sets forth the Company's estimates of the expenses to be incurred by it in connection with the issuance and distribution of the securities being registered:

Securities and Exchange Commission registration fee........        $     700.00
Printing registration statement and other documents........        $   5,000.00
Fees and expenses of Registrant's counsel..................        $  45,000.00
Accounting fees and expenses...............................        $   6,800.00
Blue Sky expenses..........................................        $   5,000.00
Miscellaneous..............................................        $   2,500.00
                                                                   ------------
                               Total.......................        $  65,000.00
                                                                   ============

Item 26.  Recent Sales of Unregistered Securities.

     Described below is information regarding all securities that have been issued by the Company over the past three years without registering the securities under the Securities Act of 1933.

     During the second quarter of 1996, the Company issued a total of 60,000 shares of restricted common stock, with a fair value of $6,000, to one individual and two institutions for legal and other services.

     During the third quarter of 1996, the Company issued a total of 326,924 shares of restricted common stock, with a fair value of $383,344.98, to seven individuals and seven institutions for consulting, accounting, contracting, and other services, and for the sale of certain goods.

     During the fourth quarter of 1996, the Company issued a total of 59,246 shares of restricted common stock, with a fair value of $30,245.67, to six individuals for legal and other services.

     During the first quarter of 1997, the Company issued a total of 341,084 shares of restricted common stock, with a fair value of $671,485.39, to one individual and two institutions for services rendered to the Company.

     During the second quarter of 1997, the Company issued a total of 9,761 shares of restricted common stock, with a fair value of $19,522.00, to four individuals and one institution for services rendered to the Company.

     During the third quarter of 1997, the Company issued a total of 24,036 shares of restricted common stock, with a fair value of $27,040.50, to five individuals and one institution for services rendered to the Company.

     During the fourth quarter of 1997, the Company issued a total of 135,432 shares of restricted common stock, with a fair value of $130,557.00, to three individuals and one institution for services rendered to the Company.

     During the first quarter of 1998, the Company issued a total of 185,667 shares of restricted common stock, with a fair value of $242,913.58, thirteen individuals for legal, contracting, consulting, and other services, and for goods sold to the Company.

     During the second quarter of 1998, the Company issued a total of 396,312 shares of restricted common stock, with a fair value of $539,810.49, to eight individuals and nine institutions. Werren Holdings Limited and one other institutional creditor were each issued 154,706 shares of the Company's Common Stock as the institutional investor converted certain notes payable evidencing Sytron obligations of $411,517.64. Werren also exchanged $12,704 due it for 12,704 shares of the Company's Common Stock.

     During the third quarter of 1998, the Company issued a total of 545,003 shares of restricted common stock, with a fair value of $249,020.30, to fifteen individuals and six institutions for financial services, and for goods sold to the Company.

     During the fourth quarter of 1998, the Company issued a total of 122,689 shares of restricted common stock, with a fair value of $61,035.86, to ten individuals and one institution for contracting and other services, and for goods sold to the Company.

     The Company issued convertible, subordinated debentures that matured on January 31, 1996. As of September 30, 1998 and 1997, $42,263 and $42,263 was
payable by the Company on these debentures.

     On July 12, 1996, the Company completed an offering under rule 504 to Regulation D of the Securities Act of 1933. The offering was comprised of 20,000 units, each of which contained one share of common stock, six "A" Warrants, fourteen "B" Warrants and one "C" Warrant. A total of $100,000 was raised from the sale of these units. Thereafter, 120,000 A Warrants, 224,270 B Warrants, and 1,860 C Warrants were converted into 368,193 shares of Common Stock for which the Company received $402,749.

     In September 1996, the Company acquired all of the issued and outstanding securities of Mundix Control Systems, Inc. for 300,000 unregistered shares of the Company's common stock. The value of the Company's stock attributed to this purchase was $1,500,000 ($5.00 per share).

     In March 1997, the Company acquired certain assets from Camenco, Inc. The purchase price for these assets was established at $816,000, for which the Company issued 200,000 restricted, unregistered shares of its Common Stock and paid $10,000.

     In October 1997, the Company purchased from Point Automation, Inc. substantially all of the "Pro Series" product line assets, both tangible and intangible, including the right to use the "Point Automation" name, in exchange for 25,000 shares of restricted, unregistered Common Stock, and a commitment to issue up to an additional 50,000 shares of restricted, unregistered common stock to Gary Handelin on certain conditions.

     In May of 1998, a newly formed subsidiary of the Company agreed to acquire the net assets of Nautica Technology Group International, a privately held Georgia corporation for 50,000 restricted, unregistered shares of Sytron Common Stock valued at $190,000, and up to 550,000 additional restricted, unregistered shares.

     Also in May of 1998, the Company sold to Crescent International Limited ("Crescent") for $250,000 in cash, 166,667 shares of Common Stock, and a Warrant to acquire an additional 100,000 shares of Common Stock at a price of $3.375 per share. Rights under the Warrant expire in May of 2003.

     In October 1998, the Company acquired the outstanding shares of Law Enforcement Technologic Resources, Inc. for 440,000 restricted, unregistered shares of Common Stock.

     In November 1998, the Company acquired all of the issued and outstanding stock of ECSI Construction Services, Inc. for 100,000 restricted, unregistered shares of Common Stock.

     A transaction with Crescent closed on January 15, 1999. It involves (i) the sale to Crescent by the Company a Convertible Promissory Note with a face amount of $350,000 (the "First Note"), and the conditional right to sell to Crescent a second Convertible Promissory Note in the face amount of $400,000 (the "Second Note"); (ii) the issuance of 73,045 shares to Crescent as a commitment fee for entering into the January transaction, and the Company's agreement to issue an additional number of shares every six months to Crescent so long as any portion of the First Note or the Second Note remains unpaid; (iii) the sale to Crescent of 100,000 shares for an aggregate of $1.00; (iv) the issuance to Crescent of a Warrant (the "Additional Warrant") to purchase up to 726,000 shares from the Company for $0.01 per share; and (v) the payment by Sytron to Crescent of a Note Issuance Fee of $10,500 in cash. The First Note is convertible according to a formula, but the greatest number of shares that may be issued on the conversion of that note before July 15, 1999 is 933,333 shares. The Company has agreed to pay a commitment fee to Crescent every six months so long as the Convertible Notes are outstanding. The commitment fee will vary from time to time depending, among other things, on Market Price (a defined term) and the outstanding balance.

     Except as otherwise indicated above, the above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to
Section 4(2) thereof. No underwriter was engaged in connection with the foregoing sales of securities.

Item 27.            Exhibits and Financial Statement Schedules.

    Exhibit
    Number                   Description of Exhibit
    ------                   ----------------------
    3(i)(a)     --      Articles of Incorporation as filed with Pennsylvania
                        Department of State on November 9, 1992
    3(i)(b)     --      Articles  of  Amendment   authorizing   change  in
                        aggregate number of shares able to be issued, as filed
                        with Pennsylvania Department of State on July 3, 1995
    3(i)(c)     --      Articles  of  Amendment   authorizing   change  of
                        corporate name, filed with Pennsylvania  Department of
                        State on August 14, 1995
     3(ii)      --      By-Laws (including amendments to Articles 3.2, 5.2,
                        5.5, 7.1, 7.3,and 7.8, as of August 8, 1993)
     10(a)      --      Executive Employment Agreement dated May 1, 1997,
                        between Sytron, Inc. and Robert Howard
     10(b)      --      Executive Employment Agreement dated May 1, 1997,
                        between Sytron, Inc. and Private Capital Group Ltd.
                        for the services of Mitchel Feinglas
     10(c)      --      Lease of 2770, 2780 Industrial Lane, Broomfield, CO,
                        dated June 30, 1998, between the Robert Law Family
                        Trust and Sytron, Inc., with Addendum #1, dated
                        October 29, 1998
     10(d)      --      Stock Purchase Agreement dated October 7, 1998, between
                        Sytron, Inc. and ECSI Construction Services, Inc.
     10(e)      --      Note Purchase Agreement dated January 15, 1999, between
                        Sytron, Inc. and Crescent International Limited
     10(f)      --      Convertible Note No. 1 dated January 15, 1999, and due
                        January 15, 2001, in the principal amount of $350,000.00
     10(g)      --      Convertible Note No. 2 in the principal amount of
                        $400,000.00
     10(h)      --      Amended and Restated Registration Rights Agreement dated
                        January 15, 1999, between Sytron, Inc. and Crescent
                        International Limited

    Exhibit
    Number               Description of Exhibit
    ------               ----------------------
     10(i)      --      Security Agreement dated January 15, 1999, between
                        Sytron, Inc. and Crescent International Limited
     10(j)      --      Termination Agreement dated January 15, 1999, between
                        Sytron, Inc. and Crescent International Limited
     10(k)      --      Additional  Warrant  dated  January 15,  1999,  to
                        purchase up to 726,000  shares Common Stock of Sytron,
                        Inc.
     10(l)      --      Promissory Note dated October 3, 1995, in the amount of
                        $45,000.00, due to Springhill Holdings, Ltd. from
                        Sytron, Inc.
     10(m)      --      Promissory Note dated July 15, 1996, in the amount of
                        $28,000.00, due to Springhill Holdings, Ltd. from
                        Sytron, Inc.
     10(n)      --      Promissory Note dated October 3, 1995, in the amount of
                        $10,000.00, due to Werren Holdings, Ltd. from Sytron,
                        Inc.
     10(o)      --      Promissory Note dated October 3, 1995, in the amount
                        of $245,000.00,  due to Katonah West Pension Plan from
                        Sytron, Inc.
     10(p)      --      Promissory  Note dated July 15, 1996,  in the amount
                        of  $54,750.00,  due to Katonah West Pension Plan from
                        Sytron, Inc.
     10(q)      --      Unsecured Note Payable to United Credit  Corporation
                        executed  September 13, 1996,  with monthly  principal
                        and interest  payments of $5,000 beginning  October 1,
                        1996
     10(r)      --      Promissory Note dated June 13, 1997, in the amount of
                        $10,000.00, due June 13, 1998, to Robert M. Long from
                        Sytron, Inc.
     10(s)      --      Secured Promissory Note dated February 1, 1998, in the
                        amount of $56,000.00, due January 31, 2000, to John E.
                        Stuart from Sytron, Inc.
     10(t)      --      Secured  Promissory  Note dated February 1, 1998, in
                        the amount of $107,856.00, due January 31, 2000, to Irwin Associates Pension Scheme from Sytron, Inc.

    Exhibit
    Number               Description of Exhibit
    ------               ----------------------
     10(u)      --      Secured Promissory Note dated February 1, 1998, in the
                        amount of $100,000.00, due January 31, 2000, to Basil
                        and Susan Bicknell from Sytron, Inc.
     10(v)      --      Secured Promissory Note dated February 1, 1998, in the
                        amount of $100,000.00, due January 31, 2000, to V.W.
                        Warren Pearl from Sytron, Inc.
     10(w)      --      Secured  Promissory  Note dated February 1, 1998, in
                        the amount of  $100,000.00,  due January 31, 2000,  to
                        John and Kay Boor from Sytron, Inc.
     10(x)      --      Secured  Promissory  Note dated February 1, 1998, in
                        the amount of  $44,800.00,  due January 31,  2000,  to
                        Marion Bloch from Sytron, Inc.
     10(y)      --      Agreement between United Credit Corporation,  Dorado
                        Systems Corporation, and Sytron, Inc., dated September
                        13, 1996  detailing  Dorado's  indebtedness  to United
                        Credit as well as amendment of the security  agreement
                        between Dorado and United Credit
     10(z)      --      Agreement between Dorado Systems Corporation and United
                        CreditCorporation, dated December 3, 1995
    10(aa)      --      Note dated September 15, 1996, and Addendum, payable to
                        Richard E. Munz and Irma B. Munz
    10(bb)      --      Secured  Promissory  Note dated February 1, 1998, in
                        the amount of  $50,000.00,  due January 31,  2000,  to
                        Charles and Janet Robinson from Sytron, Inc.
    10(cc)      --      Warrant to Charles Robinson for purchase of 2,500 shares
                        of Sytron, Inc. Common Stock, dated February 1, 1998
    10(dd)      --      Loan and Security Agreement dated February 1, 1998, and
                        expiring on February 1, 2000, between Sytron, Inc. and
                        Charles Robinson

    Exhibit
    Number              Description of Exhibit
    ------              ----------------------
    10(ee)      --      Secured  Promissory Note dated February 1, 1998, and
                        due January 31,  2000 to Janet  Robinson,  but stating
                        that Charles Robinson is the holder
    10(ff)      --      Warrant dated February 1, 1998, to Janet Robinson for
                        purchase of 2,500 shares of Sytron, Inc. Common Stock
    10(gg)      --      Loan and Security Agreement dated February 1, 1998, and
                        expiring on February 1, 2000, between Sytron, Inc. and
                        Janet Robinson
    10(hh)      --      Registration  Rights  Agreement  modified  July 15,
                        1996, between Sytron, Inc., Katonah West Pension Plan,
                        Springhill Holdings,  Ltd., Werren Holdings, Ltd., and
                        Private Capital Group Ltd.
    10(ii)      --      Registration  Rights  Agreement  dated October 1995,
                        between  Sytron,  Inc.,  Katonah  West  Pension  Plan,
                        Springhill Holdings,  Ltd., Werren Holdings, Ltd., and
                        Private Capital Group Ltd.
    10(jj)      --      Security Agreement dated October 1995 between debtor
                        Sytron, Inc. and secured parties Katonah West Pension
                        Plan, Springhill Holdings, Ltd., and Werren Holdings,
                        Ltd.
    10(kk)      --      Promissory Note dated October 3, 1995, and due one year
                        from sch date, in the amount of $10,000.00, to Werren
                        Holdings, Ltd. from Sytron, Inc.
    10(ll)      --      Promissory Note dated October 3, 1995, and due one year
                        from sch date, in the amount of $45,000.00, to
                        Springhill Holdings, Ltd. from Sytron, Inc.
    10(mm)      --      Promissory  Note dated October 3, 1995,  and due one
                        year from sch date, in the amount of  $245,000.00,  to
                        Katonah West Pension Plan from Sytron, Inc.
     23(a)      --      Letter of Consent from Jones, Jensen & Company, LLC,
                        dated February 3, 1999

Item 28.  Undertakings.

     The Company hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the City of Broomfield, State of Colorado, on February 10, 1999.

                                SYTRON, INC.

                                By: /s/ Mitchel Feinglas
                                    --------------------------------------------
                                      Mitchel Feinglas, Chairman and Chief
                                      Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchel Feinglas his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                          Title                                                    Date
---------                          -----                                                    ----

/s/ Mitchel Feinglas               Director, Chairman and Chief Executive                   February 10, 1999
------------------------           Officer (Principal executive officer)
Mitchel Feinglas

/s/ Robert Howard                  Director, President, Chief Operating                     February 10, 1999
-----------------------
Robert Howard                      Officer

/s/ James Power                    Director                                                 February 10, 1999
James Power

/s/ Michael Fitzsimons             Vice President and Chief Financial                       February 10, 1999
----------------------             Officer
Michael Fitzsimons